As filed with the Securities and Exchange Commission on August 31, 1999


                           Registration No. 333-81335
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   ----------


                               AMENDMENT NO. 1 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                                   ----------

                            IMSCO TECHNOLOGIES, INC.
             (Exact names of registrant as specified in its charter)

    Delaware                        2833                         04-3021770
    --------                      --------                       ----------
(State or other        (Primary Standard Industrial          (I.R.S. Employee
jurisdiction of         Classification Code Number)       Identification Number)
incorporation or

 organization

                               40 Bayfield Drive
                       North Andover, Massachusetts 01845
                                 (508) 689-2080

                   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                   ----------


                               Timothy J. Keating

                            IMSCO Technologies, Inc.
                                40 Bayfield Drive
                       North Andover, Massachusetts 01845
                                 (508) 689-2080
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                             David E. Fleming, Esq.

                               Cummings & Lockwood
                                4 Stamford Plaza
                               Stamford, CT 06904

                                 (203) 327-1700

                                   ----------
        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act
                  of 1933, please check the following box. |X|

                         CALCULATION OF REGISTRATION FEE

================================================================================

                                                Proposed         Proposed
                                                 Maximum          Maximum         Amount of
Title of Each Class of                         Number to be    Offering Price     Aggregate        Registration
Securities to be Registered                    Registered (1)   Per Unit (1)  Offering Price(1)(3)      Fee


Common Stock, $.001 par value(2) .............  5,224,000         $ 0.12          $  627,000          $206.83


Common Stock, $.001 par value (4) ............    990,000          $1.00          $  990,000          $275.22


Common Stock, $.001 par value (5) ............    120,000          $1.50          $  180,000          $ 50.04

TOTAL ........................................  6,334,000                         $1,797,000          $532.09*

In accordance with Rules 416 and 457 under the Sections Act of 1933, the shares of common stock registered hereby shall also be deemed to cover an indeterminate number of additional shares of common stock to be issued as a result of the conversion of the Debentures referred to in footnote 2 below or as a result of the exercise of the warrants referred to in footnotes 2, 4 and 5 below to prevent dilution resulting from stock splits, stock dividends or similar transactions.


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.


(2) Represents shares that may be acquired by a certain Selling Securityholder named herein upon conversion of the Registrant's 8% Convertible Debentures (the "Debentures") and, at our option, shares that may be issued in payment of the annual 8% interest payment in kind at the assumed conversion price $.12 per share, assuming a conversion price of $.12 per share. The actual number of shares of Common Stock issuable upon conversion of the Debentures could be greater or less and is based on a conversion price equal to 75% of the average of the lowest price at which a trade is executed on any three trading days during the twenty-two trading day period ending on the trading day immediately prior to the date of conversion, except that the conversion price cannot be higher than $1.00 per share. The conversion price would have been $.12 if the date of conversion was August 26, 1999 based on a closing bid price of $.16 per share. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Debentures.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(g)(3) based upon the closing price of the Common Stock on the OTC Bulletin Board on August 26, 1999.


(4) Issuable upon exercise of the 2003 Warrants. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.

(5) Issuable upon exercise of the 2002 Warrants. Includes an indeterminate number of shares which may become issuable in the event of a stock split, stock dividend or similar transaction involving the Common Stock pursuant to the antidilution provisions of the Warrants.


* Previously paid.

                                   ----------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities nor may offers to buy be accepted prior to the time the Registration Statement filed with the Securities and Exchange Commission becomes effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.



       Subject to Completion, dated August 31, 1999


                            IMSCO TECHNOLOGIES, INC.


                        6,334,000 Shares of Common Stock


The selling securityholders named in this prospectus (the "Selling Securityholders") are offering and selling up to 6,334,000 shares (the "Shares") of the common stock, $.001 par value (the "Common Stock"), of IMSCO Technologies, Inc. Based upon the conversion price of the Debentures and the exercise prices of the 2002 and 2003 Warrants in effect on August 27, 1999, the selling shareholders may acquire 6,334,000 shares of Common Stock. The conversion price of the Debentures and the exercise prices of the 2002 and 2003 Warrants may change as a result of a variety of circumstances. This Prospectus does not authorize the sale of any Debentures or Warrants.

The selling securityholders may sell the Shares as detailed in the "Plan of Distribution."

Our common stock is quoted on NASD OTC Bulletin Board under the symbol "IMSO." On August 27, 1999, the closing sales price of our common stock on OTC Bulletin Board was $0.16.

We will receive up to $1,170,000 from the exercise of overlaying securities as described in "the Offering."

An investment in the securities offered pursuant to this prospectus is speculative and involves a high degree of risk. You should read the description of certain risks under the caption "Risk Factors" beginning on page 3 before purchasing the Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

IMSCO files reports, proxy statements, and other information with the SEC. You may read and copy any documents we file at the SEC Public Reference Room. Located at:

o       Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.  20549; or

o       Seven World Trade Center, Suite 1300, New York, New York  10048

o       500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511

o For further information concerning the Public Reference Room, please call 1-800-SEC-0330. IMSCO filings are also available on the SEC's website, located at www.sec.gov.

This prospectus is part of a registration statement we are filing with the SEC. You are advised to rely on the information provided in this prospectus. We will not authorize anyone to provide you with different information. We will not offer common stock in any state where an offer is not permitted. The information in this prospectus is accurate as of the date on the cover of this prospectus.



                                   ----------


                               PROSPECTUS SUMMARY



          You should read this summary together with the more detailed information, our financial statements and the notes thereto appearing in this prospectus. Before investing, you should also read the "Risk Factors" section of this prospectus, to better understand the risks of investing in our common stock.

                            IMSCO Technologies, Inc.

          IMSCO is a development stage company. We believe that a new field of technology based on the fundamental electrical properties of attraction and repulsion is ready for commercial exploitation. This technology is known as "electrostatic separation".

          Electrostatic separation, originally designed for the purpose of separating viruses and virus particles from human plasma. During the past six years, we developed several separation technologies, which are based on electrostatics combined with mechanical separation. Currently, we are developing, marketing and licensing our electrostatic separation products based on their proprietary technologies.

          Our objective is to capitalize on our proprietary technology and become a leader in the electrostatic separation product market. Our strategy is to focus on commercializing two of our electrostatic separation products:

               1.   DECAFFOMATIC

                    o Patent No. 5,443,709 for "Apparatus For Separating Caffeine From a Liquid Containing the Same"

                    o Patent No. 5,503,724 for "A Process For Decaffeinating Caffeine Containing Liquid"

               2.   PLASMA PURE

          We designed DECAFFOMATIC in 1993. DECAFFOMATIC is an electrostatic technology which removes substantial amounts of caffeine from brewed beverages such as coffee and tea. Our research demonstrates that the IMSCO decaffeination technology can remove caffeine from freshly brewed coffee. We are continuously developing and testing a DECAFFOMATIC device containing the IMSCO decaffeination technology, located within a detachable coffee brew basket. We believe the DECAFFOMATIC devise is best suited for the institutional marketplace. We anticipate licensing the DECAFFOMATIC technology to an unrelated company for manufacturing, marketing, and distribution. See "Business-Marketing"

          We are also pursuing further research and development of our PLASMA PURE electrostatic separation technology. In December 1995, we established Bio Electric Separation and Testing, Inc. a Delaware corporation, to conduct more advanced research on our PLASMA PURE technology and all related medical applications of our electrostatic separation technology. With adequate funding, we estimate that it may take a minimum of eighteen months to conduct the necessary clinical trials and research before we submit the PLASMA PURE to the FDA for approval. If submitted, there is no assurance that the PLASMA PURE will receive FDA approval.

          Although we are actively pursuing our PLASMA PURE technology, we are looking to assume a leading role in the electrostatic separation product market, through our unique DECAFFOMATIC technology. On September 20, 1996, we entered into a media purchase agreement with Proxhill Marketing Ltd., a private media and advertising company based in Colorado. We agreed to sell Proxhill:

          Shares of Common Stock     Par Value        Price Per Share

                1,136,364              $.0001               $1.32

In exchange, we received $1,500,000 of prepaid media credits to be used at our discretion. We anticipate using $1,288,000 of prepaid media credits for future public relations, marketing, and advertising. Since we plan to license our DECAFFOMATIC technology, we may decide to sell our media credits to a 3rd party to raise additional capital.

          We originally incorporated in Nevada in 1986 as IMSCO, Inc. In July 1996, we reincorporated in Delaware as IMSCO Technologies, Inc. Our corporate operations are located in Massachusetts. Our principal place of business is located at 40 Bayfield Drive, North Andover, Massachusetts 01845, and our telephone number is (508) 689-2080.


The Offering


          Using this prospectus, the selling securityholders may sell shares of IMSCO common stock. They may acquire these shares by conversion or exercise of securities in the following manner.

      Common Stock                    Overlaying IMSCO Security

      up to 5,224,000 shares          8% convertible debentures

              120,000 shares          2002 warrants; exercisable at $1.50/share

              990,000 shares          2003 warrants; exercisable at $1.00/share

--------------------------------------------------------------------------------

      Total:  up to   6,334,000 shares

                          SUMMARY FINANCIAL INFORMATION

     The summary financial information set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto. We are in the development stage and have not had operating revenue or income for any period from January 1, 1993, to the date of this Prospectus.


                                                  Years ended December 31

                                                 1997                 1998
                                                 ----                 ----
Statement of Operations Data:

    Revenue                                         --
    Operating Expenses                       3,592,574             2,656,431
    Operating Income (Loss)                 (3,592,574)           (2,656,431)
    Net Income (Loss)                       (3,631,105)           (2,881,162)
    Let (Loss) per Share                         ($.57)                ($.39)
    Weighted average shares Outstanding      6,318,281             7,370,026

                                                  Years ended December 31

                                                 1997                 1998
                                                 ----                 ----
Balance Sheet Data:

    Cash                                       $13,780               $22,992
    Current Assets                              14,780                23,992
    Total assets                                58,940               140,061
    Total liabilities                        1,875,753               911,405
    Accumulated deficit
    during development stage                (6,541,255)           (8,801,226)
    Total stockholders' equity (deficit)        58,940              (771,344)

                           FORWARD LOOKING STATEMENTS

          Some of the information in this Prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may", "will", "expect", "anticipate", "continue", or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "Forward-Looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements included in this Prospectus. The risk factors noted in the "Risk Factors" section and other factors noted throughout this Prospectus, including certain risks and uncertainties, could cause the actual results of IMSCO to differ materially from those contained in any forward-looking statement.



                                  RISK FACTORS


          Any investment in our common stock involves a high degree of risk. You should consider the risks described below carefully and all of the information contained in this Prospectus before deciding whether to purchase our common stock.


WE ARE A DEVELOPMENT STAGE COMPANY AND OUR BUSINESS IS DIFFICULT TO EVALUATE BECAUSE WE HAVE A LIMITED OPERATING HISTORY.

          Our company is in a development stage. It is difficult to evaluate our business because our revenue and income potential is unknown. An investor in our common stock must consider the risks, delays, expenses, and difficulties we may encounter as a development stage company in a new and rapidly evolving market. These risks and difficulties include, but are not limited to our:

          o  regulatory compliance;

          o  competition.

          We cannot be certain that our operating strategy will be successful or that we will successfully manage these risks. If we fail to address adequately any of these risks or difficulties, our business will likely suffer.

          Since  our  inception,   we  have  not  generated  any  revenues  from
operations. Consequently, we do not have an operating history upon which investors can evaluate our business, and investors should not rely upon our past performance to predict our future performance. Our ability to generate revenue and become profitable is dependent on, among other things:

          o  commercializing the DECAFFOMATIC;

          o  expanding   our   manufacturing   contracts   with   third    party
             manufacturers;

          o  entering into additional marketing agreements;

          o having our licensees and manufacturing contractors commercialize products incorporating our technologies.

          We cannot guarantee that we will become profitable. Any failure to significantly increase our revenue as we try to commercialize our technologies would materially adversely affect our business, operating results and financial condition.

WE HAVE A HISTORY OF LOSSES AND MAY EXPERIENCE LOSSES IN THE FUTURE.

          Since our inception, we have incurred significant net losses and as of December 31, 1998 we had an accumulated deficit of approximately $8.8 million ($8,801,226). We expect to continue to incur significant research and development, marketing and general and administrative expenses. As a result, we may experience further losses and negative cash flows.

WE HAVE IMMEDIATE CAPITAL REQUIREMENTS AND OUR FUTURE FUNDING IS UNCERTAIN.

          Our operations have consumed substantial amounts of cash. As we continue to research and develop electrostatic technologies in various areas, we expect to continue spending substantial amounts of cash. At As of December 31, 1998 we had negative working capital of $887,413. We need to raise substantial additional funds by selling our $1.2 million of Media Credits, licensing or selling of our products, or technologies, or through additional equity or debt financings. We cannot guarantee that any additional funding will be available. If we have insufficient working capital, and are unable to locate additional capital on acceptable terms, we may be required to curtail operations substantially or entirely, including our research and development activities. Lack of funds may seriously harm our business, financial condition and operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

OUR TECHNOLOGY IS NEW AND MARKET ACCEPTANCE OF PRODUCTS INCORPORATING OUR TECHNOLOGY IS UNCERTAIN.

          We are in the development stage, and are currently entering the initial phase of commercializing our DECAFFOMATIC technology. The development of any new technology will require significant further research, development, testing, regulatory approvals, and additional investment prior to commercialization. We expect that all of our resources will continue to be dedicated to the discovery, development, and commercialization of electrostatic separation technologies, most of which are still in the early stages of development and testing. We believe that our DECAFFOMATIC technology demonstrates that caffeine can be removed from freshly brewed coffee. However, we must complete the development and integration of our DECAFFOMATIC technology into a commercial coffeemaker. To be successful, we must, among other things:

          o Develop and introduce our unique DECAFFOMATIC technology to the marketplace;

          o  Increase awareness of our DECAFFOMATIC technology;

          o  Establish  and   maintain  relationships  with   manufacturers  and
             marketers and with advertisers and their advertising agencies;

          o  Respond to competitive and technological developments.

          We cannot guarantee that we will succeed in achieving these goals, and failure to do so could have a material and adverse effect on our business, financial condition, and operating results.


          With respect to our PLASMA PURE technology, the initial basic research was positive. However, the research may be inconclusive and may not be indicative of results that will occur in human clinical trials. We are presently pursuing product opportunities that require extensive additional capital investment, research, development, testing, regulatory clearance or approvals prior to commercialization. Due to our limited financial resources, there can be no assurance that our development programs will have adequate capital funding, will be successfully completed, or obtain necessary regulatory clearance or approval on a timely basis, if at all.

          Our product development programs are subject to additional risks because the product candidates are based on new technologies. These risks include, but are not limited to the possibility that:


          o  Our technologies will prove to be ineffective;

          o Any or all of our products or technologies needing FDA clearance will prove to unsafe or toxic, or fail to receive necessary regulatory approvals;

          o The product candidates may be difficult to manufacture on a large scale or uneconomical to market;

          o The proprietary rights of third parties may preclude us from marketing products utilizing our technologies;

          o  Third parties may market superior or equivalent technologies.

          We cannot assure that any medical products we research will be successfully developed or commercially accepted. We cannot assure that our research and development activities will result in any commercially viable products.


IF WE ARE UNABLE TO ACQUIRE LICENSES, DISTRIBUTION, AND MARKETING PARTNERS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS.

          We have limited experience in sales, marketing and distribution. Our strategy for commercialization of our products includes entering into agreements with other companies to license, distribute and market products incorporating our technology. Currently, we have one agreement with NEWCO. We cannot assure that we will be able to enter into additional licensing, distribution and marketing agreements on favorable terms or that current or future agreements will ultimately be beneficial to our business.

We will depend on third party licensees, distributors and marketing partners to perform their responsibilities. The amount and timing of resources which may be devoted to the performance of their contractual responsibilities are not within our control. We cannot assure that marketing partners will perform their obligations as expected, pay additional revenue or license fees beyond the stated minimums, or market any products under the licensing, distribution or marketing agreements. We cannot guarantee that we will derive any revenue from our marketing contracts. Certain agreements will provide for termination under specific circumstances. We cannot guarantee our interests will continue to coincide with those of our marketing partners or that the marketing partners will develop products independently or with third parties that will compete with our products, or that disagreements over rights or technology or other proprietary interests will not occur. To the extent that we choose not to or are unable to enter into future agreements, we will need substantial additional capital to undertake the marketing or sale of our current and future products. We cannot assure that we will be able to market or sell current or future products independently of these agreements. See "Business -- Marketing."

WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS IF WE DO NOT SUCCESSFULLY ESTABLISH AND MAINTAIN RELATIONSHIPS WITH MANUFACTURERS AND MARKETERS.

          We lack no the experience, the resources and capability to, manufacture any of our proposed products on a commercial basis. Initially, we anticipate that we will be dependent on licensees and third party contract manufacturers or other entities for commercial scale manufacturing of products. In the event we decide to establish a commercial scale manufacturing facility, although we have no plans or intentions of doing so, we will require substantial additional funds and personnel. We cannot assure that we will develop adequate commercial manufacturing capabilities either on our own or through third parties. In addition, we do not anticipate establishing our own sales and marketing capabilities in the foreseeable future. We cannot assure that we will be able to develop adequate marketing capabilities either on our own or through third parties. See "Business -- Manufacturing; -- Marketing."

THE MARKET FOR OUR TECHNOLOGY MAY CHANGE AND CAUSE OUR TECHNOLOGY TO BECOME OBSOLETE.

          We expect technological development to continue at a rapid pace in the electrostatic separation and biotechnology industries. We cannot guarantee that new developments will not cause our technology to become obsolete. To be successful, we must adapt to the rapidly changing market. To keep pace with new technology, industry standards and customer demands, we anticipate improving our existing products as well as introducing new products.

          New developments may jeopardize our position in existing markets or future markets. There can be no assurance that we will be able to successfully enhance our electrostatic separation technologies or develop new products, or that competitors will not develop technologies or products that render our technologies either less marketable or obsolete.


OUR ELECTROSTATIC SEPARATION PRODUCTS RELY ON OUR INTELLECTUAL PROPERTY, AND ANY FAILURE BY US TO PROTECT OUR INTELLECTUAL PROPERTY COULD ENABLE OUR COMPETITORS TO MARKET PRODUCTS WITH SIMILAR FEATURES THAT MAY REDUCE DEMAND FOR OUR PRODUCTS.

          Our success will depend on our ability to obtain patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Patent protection of our technologies, processes, and products is very important to our future operations. We have been granted patents for both our process and device for separating caffeine from a brewed beverage.

          We may be subject to litigation for claims of infringement of the rights of others or to determine the scope and validity of the intellectual property rights of others. If other parties file applications for patents or marks used or registered by us, we may have to oppose those applications and participate in administrative proceedings to determine priority of rights to the intellectual property, which could result in substantial costs to us, due to the diversion of management's attention and the expense of such litigation, even if we eventually obtain a favorable outcome.


          Adverse determinations in such litigation could also (a) result in the loss of certain of our proprietary rights, (b) subject us to significant liabilities, or (c) require us to seek licenses from third parties. Any of these results could have a material and adverse effect on the acceptance of our electrostatic separation technologies and on our business, financial condition and operating results.


WE NEED TO MAINTAIN AND ATTRACT KEY PERSONNEL.

          Our future success depends on the continued service of our executive officers. Our technologies are complex and we are substantially dependent upon the continued service of our highly qualified personnel. In particular, we consider Mr. Crose, Vice President - Engineering, to be a key executive. The loss of any of our key employees could adversely affect our business and slow our technical development. We do not have key person life insurance covering any of our employees.

          Our future success also depends on our ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we cannot guarantee that we will be able to attract or retain enough highly qualified employees in the future. If our management is unable to hire and retain personnel in key positions, our business, financial condition and operating results could be materially and adversely affected.


ERRORS  IN  OUR   PRODUCTS  OR  THE  FAILURE  OF  OUR  PRODUCTS  TO  CONFORM  TO
SPECIFICATIONS COULD RESULT IN OUR CUSTOMERS DEMANDING REFUNDS FROM US OR ASSERTING CLAIMS FOR DAMAGES AGAINST US.

          Because our technology is complex, it may contain errors that can be detected at any point in the life cycle of a product containing our technology. We may be subject to demands for refunds or claims for damages related to errors or problems associated with our technology. We do not carry product liability insurance. We believe that product liability insurance is expensive to maintain. We cannot assure that product liability insurance will be available. In the event we have product liability insurance, we cannot guarantee that the insurance will adequately protect our assets from damage claims. A product liability claim, whether or not successful, could seriously damage our reputation and our business.


LIMITED PRIOR MARKET FOR THE COMMON STOCK.

          There has been a limited public market for our Common Stock on the OTC Bulletin Board. We cannot predict whether an active public market for our Common Stock will develop, or continue in the future.

          As  of  March  31,  1998,  we  had   approximately   7,786,508  shares
outstanding. Substantially all of the outstanding shares are freely tradable and/or are eligible for resale under Rule 144.

          If our stockholders sell or attempt to sell a significant number of shares in the public market at the same time, while there continues to be a limited public market available, this selling activity may:


          o Make it difficult to sell our Common Stock at current market prices;

          o  Cause the market price of our Common Stock to drop significantly.

          Therefore, sales of substantial amounts of Common Stock in the public market following this offering, or the perception that such sales will occur, could have a material adverse effect on the market price of our Common Stock.


WE HAVE EXPERIENCED CHANGE IN OUR BUSINESS AND OUR FAILURE TO MANAGE THIS CHANGE AND ANY FUTURE CHANGE COULD HARM OUR BUSINESS.

          We are a development stage company and have devoted all of our activities to research and development. Currently, we are preparing for a significant change. We are progressing from a research and development phase to a commercial operations phase. As we continue to increase the scope of our operations, we will need to hire additional key employees in the areas of licensing and technical development. Our productivity and the quality of our products may be adversely affected if we do not integrate and train our new employees quickly and effectively. We cannot be sure that our revenues will be adequate to absorb the costs associated with a larger overall headcount, as well as recruiting-related expenses.

          If we experience significant growth, then considerable demands could be imposed on all aspects of our business, including our administrative staff, technical personnel, along with their respective systems. Additional expansion may further strain our management, financial and other resources. We cannot guarantee that our existing systems, procedures, controls, and existing space would be adequate to support expansion of our operations.

THE UTILITY OF OUR ELECTROSTATIC SEPARATION TECHNOLOGY IS UNCERTAIN.

          We are a development stage company seeking to exploit an advanced technology, electrostatic separation technology. Because electrostatic separation technology is in its infancy, progress in the field is being driven by research and development, not by products and sales. To the best of our knowledge, most applications incorporating our electrostatic separation technologies are still being developed or have recently been introduced to potential licensees and distributors. Due to the limited period of use and the controlled environment in which most of our technologies are tested, we cannot assure that our electrostatic technologies will meet performance specifications under all conditions. We cannot guarantee that we will ever be successful in marketing our electrostatic separation technologies and/or profit from the development of products, product sales, and licensing fees.


OUR TECHNOLOGY AND PRODUCTS ARE SUBJECT TO GOVERNMENT REGULATION.

          Electrostatic separation technology and products based on electrostatic separation are regulated in many ways by the government at various levels. Non-compliance with government requirements can result in fines and other judicially imposed sanctions including product seizures, injunctions, mandatory recalls, and criminal prosecutions. It is possible that such regulation may affect our business in ways that are difficult to predict.

          Our potential products, particularly PLASMA PURE, will be subject to intense government regulation. If we acquire the financial resources to pursue our PLASMA PURE product, it will be classified as a medical device. As such, the FDA requires that we obtain a premarket notification clearance under Section 510(k) of the Federal Food Drug and Cosmetic Act, or an approved premarket notification prior to selling and marketing PLASMA PURE in the United States. In addition, the FDA may also require clinical data showing that PLASMA PURE is a safe and effective product.

          Currently, we have not sought FDA approval for our PLASMA PURE product. We cannot guarantee that the FDA will approve PLASMA PURE, or if granted, it will not be withdrawn. Government regulation may prevent or substantially delay the marketing of our products. The delay and cost associated with government compliance may give larger and more capitalized companies a competitive advantage.


          Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities must be obtained in any foreign country prior to the commencement of marketing of the product in that country. The approval procedure varies from country to country, can involve additional testing, and the time required may differ from that required for FDA approval. Although some procedures for unified filings exist for certain European countries, in general each country has its own procedures and requirements, many of which are time consuming and expensive. Thus, substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities can result after the relevant applications are filed. After such approvals are obtained, further delays may be encountered before the products become commercially available.

          We have not prepared or filed any applications with the FDA or any governmental authority for approval of the PLASMA PURE system or any related product. If we have the financial resources to pursue its development, our PLASMA PURE system will be considered a medical device. As such, the FDA would require us to obtain either a premarket notification clearance under Section 510(k) of the Federal, Food, Drug, and Cosmetic Act ("510(k)"), or an approved premarket application ("PMA") prior to sales and marketing of the device in the United States. The 510(k) premarket notification may be obtained if the medical device manufacturer can establish that the newly developed product is substantially equivalent to another legally marketed device. The FDA may also require clinical data or other evidence of safety and effectiveness.


          If the manufacturer cannot establish equivalence or if the FDA determines that the device requires more extensive review, the FDA will require the submission of PMA. The PMA must contain nonclinical and clinical investigation results, a description of the methods, facilities and controls used for manufacturing, and the proposed labeling for the device. We must receive FDA approval for trials to test the PLASMA PURE device. FDA review of a PMA would take at least six months following submission of Phase III test results, and may take longer. (See "Business -- Government Regulation" for details on the various phases) It is currently estimated by the Company that with adequate funding, it would take approximately two years to receive FDA clearance. We cannot assure you that approval of the PLASMA PURE PMA would be granted. No assurance can be given that any required FDA or other governmental approval will be granted, or if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of the Company's proposed products, cause us to undertake costly procedures and furnish a competitive advantage to the more substantially capitalized companies with which we plan to compete. In addition, the extent of potentially adverse government regulations which might arise from future administrative action or legislation cannot be predicted.

BECAUSE WE ARE SIGNIFICANTLY SMALLER THAN THE MAJORITY OF OUR WORLD-WIDE COMPETITORS, WE MAY LACK THE FINANCIAL RESOURCES AND STAFF NEEDED TO CAPTURE THE NECESSARY MARKET SHARE.

          The market we intend to enter is characterized by intense competition and an increasing number of new entrants who have developed, or are developing, products and technologies that may compete with ours. Many of the competitors will be larger and better financed than we are. We will face competition from numerous sources, including other new technology and biotechnology companies. It is our belief that competition will be based primarily on product uniqueness, efficacy, safety, reliability, price, and patent protection.


          To be competitive in the new technology market, we must:

          o  Attract and retain qualified scientific personnel;

          o  Develop new electrostatic separation technologies;

          o  Implement production and marketing plans;

          o  Obtain patent protection for our proprietary technologies;

          o  Secure adequate capital resources.

          To be competitive, we must also respond promptly and effectively to the challenges of technological change, evolving standards and our competitors' innovations by continuing to enhance our products. Any pricing pressures or loss of market share resulting from our failure to compete effectively could reduce our revenue.

          We may face competition in the future from academic institutions, hospitals and governmental agencies, in addition to public and private research organizations. These entities may conduct research, develop competing products or technologies, as well as seek patent protection. We may also face competition from established companies that have not previously entered the new technology market or from emerging biotechnology companies. Increased competition may negatively affect our business and future operating results due to price reductions, higher selling expenses and a reduction in our market share.

WE CAN POTENTIALLY ISSUE ADDITIONAL SHARES WITHOUT SHAREHOLDER APPROVAL.

          Currently, we are authorized to issue:

          Security                Number of Shares           Par Value Per Share

          Common Stock            up to 15,000,000                  $.0001

          Preferred Stock         up to 1,000,000                   $.0001

          At March 31, 1999, there were approximately 7,786,508 shares of Common Stock outstanding.

          Our Board of Directors is authorized, without stockholder approval, to issue Preferred Stock in one or more series, to fix the voting powers, designations, preferences, relative participating, optional , or other rights and restrictions regarding the Preferred Stock. Accordingly, the Board may issue a series of Preferred Stock in the future that will have preferences over the Common Stock. Consequently, persons who own Preferred Stock may receive preferences with respect to voting, conversion rights, payment of dividends, and proceeds from liquidation, dissolution or winding up. These preferences could adversely affect the voting power and ownership percentage of the Common Stock. Currently, we have no plans, commitments, arrangements, or understandings to issue any Preferred Stock.


THERE MAY BE SUBSTANTIAL SALES OF OUR COMMON STOCK AFTER THE OFFERING.

          Sales of substantial amounts of Common Stock in the public market following this offering, or the perception that such sales will occur, could have a material and adverse effect on the market price of the Common Stock. As of the date of this Prospectus, there are approximately five securities broker-dealers are making a market in our Common Stock. However, the shares are traded on a limited basis. If substantial amounts of our Common Stock are sold in the public market the market price will likely drop.

          As of March 31, 1998, 7,786,508 shares of our Common Stock were outstanding. Of these shares, substantially all of the shares will be tradable in the public market without restriction, and will be eligible for resale under Rule 144 of the Securities Act (Except for any shares held by an "affiliate" of the company, as defined in the Securities Act).


THE PENNY STOCK RULES COULD MAKE SELLING THE COMMON STOCK MORE DIFFICULT.

          Our Common Stock is a "penny stock," under Rule 3a51-1 under the Securities and Exchange Act, unless and until the shares reach a price of at least $5.00 per share, we meet certain financial size and volume levels, or the shares are registered on a national securities exchange or quoted on the NASDAQ system. The shares are likely to remain penny stocks for a considerable period of time after the offering. A "penny stock" is subject to Rules 15g-1 through 15g-10 of the Securities and Exchange Commission. Those rules require securities broker-dealers, before effecting transactions in any "penny stock," to deliver to the customer, and obtain a written receipt for a disclosure document set forth in Rule 15g-10. (Rule 15g-2); to disclose certain price information about the stock (Rule 15g-3); to disclose the amount of compensation received by the broker-dealer (Rule 15g-4) or any "associated person" of the broker-dealer (Rule 15g-5); and to send monthly statements to customers with market and price information about the "penny stock" (Rule 15g-6). Our Common Stock will also be subject to Rule 15g-9, which requires the broker-dealer, in some circumstances, to approve the "penny stock" purchasers account under certain standards, and deliver written statements to the customer with information specified in the rules (Rule 15g-9). These additional requirements could prevent broker-dealers from effecting transactions and limit the ability of purchasers in this offering to sell their shares into any secondary market for our Common Stock.

WE DO NOT INTEND TO PAY DIVIDENDS AND YOU MAY NOT EXPERIENCE A RETURN ON INVESTMENT WITHOUT SELLING SHARES.

          We have never declared or paid a cash dividend on our Common Stock. We do not anticipate paying cash dividends in the foreseeable future. Since we currently intend to retain future earnings, if any, to fund the development, and growth of our business; an investor will not realize a return on their investment in our Common Stock without selling their shares.


THE CONVERSION OF OUR 8% CONVERTIBLE DEBENTURES COULD HAVE A DILUTIVE EFFECT

          The conversion of our $600,000 8% convertible debentures and, at our option, shares that may be issued in payment of the annual 8% interest in kind, assuming a conversion price of $.12 per share, would result in the issuance of up to 5,224,000 shares of common stock, or approximately 40.2% of the outstanding shares. Based on the actual trading prices of the common stock over time, the actual number of shares of common stock issuable upon conversion of the debentures could be greater or less and is based on a conversion price equal to 75% of the average of the lowest price at which a trade is executed on any three trading days during the twenty-two trading day period ending on the trading day immediately prior to the date of conversion, except that the conversion price cannot be higher than $1.00 per share. The conversion could have an immediate negative effect on the market price of our common stock, and will have a dilutive impact on other shareholders.

THE EXERCISE OF OUR OUTSTANDING WARRANTS COULD HAVE A DILUTIVE EFFECT.

          As of August 27, 1999, there were outstanding options and warrants to purchase approximately 1,795,000 shares of our common stock, including the warrants held by the selling securityholders, exercisable to purchase 1,110,000 shares. The exercise of warrants or options and the sale of the underlying shares of common stock (or even the potential of such exercise or sale) could have a negative effect on the market price of our common stock, and will have a dilutive impact on other shareholders. In the event of any such exercise, investors who purchase shares will have paid a price per share which exceeds the value of the company. Moreover, the terms upon which we will be able to obtain additional equity capital may be negatively affected since the holders of outstanding warrants and options can be expected to exercise them, to the extent they are able, at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable than those provided in such warrants or options.

          FOR ALL OF THE FOREGOING REASONS AND OTHERS SET FORTH IN THIS PROSPECTUS, THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING AN INVESTMENT IN THE SECURITIES OFFERED HEREBY SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS. THESE SECURITIES SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT IN THE COMPANY.

                          INFORMATION ABOUT THE COMPANY

IMSCO files reports, proxy statements, and other information with the SEC. You may read and copy any documents we file at the SEC Public Reference Room. Located at:

          o  Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; or

          o  Seven World Trade Center, Suite 1300, New York, New York 10048

          o  500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511

For further information concerning the Public Reference Room, please call 1-800-SEC-0330. IMSCO filings are also available on the SEC's website, located at www.sec.gov.

This prospectus is part of a registration statement we are filing with the SEC. You are advised to rely on the information provided in this prospectus. We will not authorize anyone to provide you with different information. We will not offer common stock in any state where an offer is not permitted. The information in this prospectus is accurate as of the date on the cover of this prospectus.

                  The date of this Prospectus is _______, 1999

                                  ------------


IMSCO files reports, proxy statements, and other information with the SEC. You may read and copy any document IMSCO files at the Public Reference Room of the SEC located at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov.

This prospectus is part of a registration statement IMSCO filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.



                                 USE OF PROCEEDS


     If and when all of the warrants are exercised, the net proceeds to us after payment of an estimated $35,000 of offering costs and expenses, are estimated to be $1,135,000, which amount will be used for working capital by us. Except for the proceeds upon exercise of the warrants, IMSCO will not receive any proceeds from the sale of shares of common stock by the selling shareholders. The proceeds from the sale of all of the remaining 5,224,000 shares and the differential, if any, between the exercise price of the various warrants and the market price of the common stock issuable upon exercise of the warrants will go to the selling shareholders. See "Selling Shareholders."


                                 CAPITALIZATION

     The following table sets forth the audited capitalization of the Company as of December 31, 1998. This table should be read in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's financial statements, including the notes thereto, included elsewhere in this Prospectus.

Actual
                                   December 31, l998
                                   -----------------

Common Stock,
$.001 par value
15,000,000 shares
authorized; 7,681,278
shares issued
and outstanding (1)                             $769

Preferred Stock -
1,000,000 shares authorized
at $.001 par value; 45,000
Series A Convertible Shares
issued and outstanding                        $    5

Additional
Paid in Capital - Common                  $9,803,517

Additional Paid in
Capital - Series A Convertible
Preferred                                   $224,995

Prepaid Advertising Credits               $1,378,496

Accumulated Deficit                      ($9,422,134)

Total Stockholders' Equity(Deficit)        ($771,344)

Total Liabilities and
Stockholders' Equity (Deficit)              $140,061

------------

(1) Excludes any of the shares issuable upon conversion of our $600,000 debenture, or in lieu of cash payment of interest on the debentures, shares issued in payment of such interest at 8% per annum of the outstanding principal amount of the debenture; the 990,000 shares issuable upon exercise of the 2003 warrants outstanding for the exercise price of $1.00 per share; and the 120,000 shares of Common Stock issuable under the 2002 warrants outstanding for the exercise price of $1.50 per share.

                             SELECTED FINANCIAL DATA


The selected financial data set forth below is derived from the more detailed financial statements appearing elsewhere in this Prospectus. Such information is qualified in its entirety and should be read in conjunction with such financial statements, including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company is in the development stage and has no had operating income during the period from January 1, 1993, to the date of this Prospectus.

                                               Years ended December 31
                                              1997                 1998
                                              ----                 ----
Statement of Operations Data:

    Revenue                                      --                    --
    Operating Expenses                    3,592,574             2,656,431
    Operating Income (Loss)              (3,592,574)           (2,656,431)
    Net Income (Loss)                    (3,631,105)           (2,881,162)
    Let (Loss) per Share                      ($.57)                ($.39)
    Weighted average shares Outstanding   6,318,281             7,370,026

                                               Years ended December 31

                                              1997                 1998
                                              ----                 ----
Balance Sheet Data:
    Cash                                    $13,780               $22,992
    Current Assets                           14,780                23,992
    Total assets                             58,940               140,061
    Total liabilities                     1,875,753               911,405
    Accumulated deficit
    during development stage             (5,920,317)           (8,801,226)
    Total stockholders' equity (deficit) (1,816,813)             (771,344)

                             SELLING SECURITYHOLDERS


     The following table sets forth the names of the selling securityholders, the number of shares of common stock beneficially owned by each selling securityholder as of August 27, 1999, and the number of shares that each may offer, and the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares offered are sold. The number of shares sold by each selling securityholder may depend upon a number of factors, including, among other things, the market price of the common stock. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.


                                 SHARES OF                  SHARES OF         SHARES OF
                                 COMMON STOCK               COMMON STOCK      COMMON  STOCK
                                 BENEFICIALLY OWNED         OFFERED IN THE    BENEFICIALLY
NAME OF SELLING                  BEFORE OFFERING(1)         OFFERING(1)       OWNED AFTER OFFERING
SECURITYHOLDER                   NUMBER(2)   PERCENT(3)     NUMBER            NUMBER   PERCENT
--------------------------------------------------------------------------------------------------

AMRO International, S.A.(5)      5,344,000(4)   40.7%       5,344,000            0        --

Mark G. Hollo (6)                  300,000(7)    3.7%         300,000            0        --

Sands Brothers & Co., Ltd.(6)      300,000(7)    3.7%         300,000            0        --

Sands Brothers & Co., Ltd.         100,000(8)    1.3%         100,000            0        --
family trusts (6)

James Stack                        150,000(8)    1.9%         150,000            0        --

Amber Partners, Ltd.                75,000 (8)   0.96%         75,000            0        --

Complete Business Systems           65,000 (8)   0.83%         65,000            0        --


---------------

(1) Unless otherwise indicated, each person has sole investment and voting power with respect to the shares indicated.


(2) As required by SEC regulations, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after the date of this prospectus. In the case of AMRO, however, the number of shares indicated is more than the shares which can be purchased in that sixty day period. For AMRO the table shows the estimated total of the shares which would be issued on the conversion of all of AMRO's outstanding debentures and the issuance of shares to pay for the accrued interest on those debentures (at an assumed conversion price of $.12 per share) and the exercise of all of AMRO's warrants to acquire shares of common stock described in this prospectus. However, AMRO has agreed contractually not to convert the debentures or exercise its warrants to the extent that such conversion or exercise would result in AMRO and its affiliates beneficially owning more than 9.99% of the outstanding common stock. Thus, although some of the shares listed in the table might not be subject to purchase by AMRO during that 60 day period, they are nevertheless included in this table. The actual number of shares of common stock issuable upon the conversion of the debentures and exercise of the warrants is subject to adjustment and could be materially less or more than the number estimated in this table. This variation is due to factors that cannot be predicted by us at this time. The most significant of these factors is the future market price of our common stock.

(3) The percentage of each selling securityholder is based on the beneficial ownership of that selling securityholder divided by the sum of the current outstanding shares of common stock plus the additional shares, if any, which would be issued to that selling securityholder (but not any other securityholder) when converting debentures or exercising any warrant or other right in the future. For purposes of presentation in this table, the 9.99% limit referred to in footnote (2) above has been disregarded.


(4) Represents the number of shares into which the $600,000 of debentures may be converted, based upon an assumed conversion price of $.12 per share. The actual conversion price will be 75% of the then prevailing market price, but no greater than $1.00 per share. The debentures are not convertible for any number of shares of common stock in excess of that number which would render the selling securityholder the beneficial owner of more than 9.99% of the then issued and outstanding shares of common stock. Includes 120,000 shares that may be acquired upon the exercise of warrants having an exercise price of $1.50 per share. All of these warrants are currently exercisable and expire on January 31, 2002.

(5) AMRO is beneficially owned and controlled by Mark Perkins, an individual residing in Monte Carlo, Monaco. AMRO's principal business address is c/o Ultra Finance, Grossmunster Platz 26, Zurich CH 8022 Switzerland.


(6)  The   address  of  the   principal   business   office  of  these   selling
securityholders is 90 Park Avenue, 39th Floor, New York, New York 10016.


(7) Represents shares that may be acquired upon the exercise of warrants having an exercise price of $1.00 per share. All of these warrants are currently exercisable and expire on July 31, 2003.

     Each of the selling securityholders acquired the debentures or warrants set forth above from the Company in a private placement which was exempt from the federal registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof. Each of the selling securityholders is an "accredited investor" within the definition of that term set forth in the Securities Act of 1933, as amended.


     We are registering the shares for resale by the selling securityholders in accordance with registration rights granted to the selling securityholders. We will pay the registration and filing fees, printing expenses, listing fees, blue sky fees, if any, and fees and disbursements of our counsel in connection with this offering, but the selling securityholders will pay any underwriting discounts, selling commissions and similar expenses relating to the sale of the shares, as well as the fees and expenses of their counsel. In addition, we have agreed to indemnify the selling securityholders, underwriters who may be selected by the selling securityholders and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities under the Securities Act. The selling securityholders have agreed to indemnify us and our directors and officers, as well as any person controlling the company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling the company, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                              PLAN OF DISTRIBUTION

     The selling securityholders (or, subject to applicable law, their pledgees, donees, distributees, transferees or other successors in interest) may sell shares from time to time in public transactions, on or off the OTC Bulletin Board, or private transactions, at prevailing market prices or at privately negotiated prices, including but not limited to the following types of transactions:

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

     - face-to-face transactions between sellers and purchasers without a broker-dealer.

     In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders have agreed that they will not enter into any short position with respect to the common stock. The selling securityholders also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell pursuant to this prospectus.

     The selling securityholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

     Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. The selling securityholders and any participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such
commission,   discount  or   concession   may  be  deemed  to  be   underwriting
compensation.

     Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, are acting as principal or agent for the selling securityholders, the compensation to be received by underwriters who may be selected by the selling securityholders, or any broker-dealer, acting as principal or agent for the selling securityholders and the compensation to be received by other broker-dealers, in the event the compensation of such other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

     We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling securityholder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common stock.

                                    BUSINESS

     IMSCO is a development stage company. We develop and are attempting to commercialize, market and license electrostatic separation products based on its proprietary technologies. Electrostatic separation takes advantage of the fundamental electrical properties of attraction, wherein unlike or opposite charges attract each other, and repulsion, wherein like or the same charges repel each other, and uses charged materials to selectively separate other substances. In the last five years, we have developed several separation technologies based on electrostatics combined with mechanical separation. This technology was originally developed by us for the specific purpose of separating viruses and viral particles from human plasma. In 1993, we designed an electrostatic separation technology which removes on demand caffeine from brewed liquids, such as coffee and tea. We call our decaffeination technology the "DECAFFOMATIC" (herein "DECAFFOMATIC" or the "Decaffeination System"). We call our plasma separation technology the "PLASMA PURE".

     Having achieved separation of viral DNA and virus from plasma using the PLASMA PURE in research and testing performed by the Company at the Massachusetts General Hospital and the Mayo Clinic, we began researching and developing other uses for the technology. Based on our internal laboratory testing and research conducted by us at outside research laboratories, we believe that the DECAFFOMATIC is capable of removing substantial amounts of caffeine from brewed beverages such as coffee and tea. In 1993, we filed separate patent applications with the U.S. Office of Patents and Trademarks for the PLASMA PURE and DECAFFOMATIC separation technologies. On August 22, l995 we were granted a patent by the United States Patents and Trademarks Office, Patent No. 5,443,709 for "Apparatus for Separating Caffeine From a Liquid Containing the Same".


     Previously in late 1996 and early 1997, IMSCO anticipated that the decaffeinator would be incorporated into a commercial coffee brewer suitable for the institutional user marketplace utilizing the coffee brewer electronics for power to the decaffeinator. In late 1997 and in 1998, we believed that we could design the decaffeination device to be self contained within the brew basket, which is removable from the brewer, with its own independent power source. Our management believes that this design is superior to the earlier version, more universal and interchangeable with different institutional coffee brewer models and will be easier for the consumer to use and, hopefully, lead to increased sales once the product is commercialized. Consequently, during 1997 and 1998, we continued to develop and test a DECAFFOMATIC device contained within a detachable coffee brew basket for the institutional commercial marketplace containing the IMSCO decaffeination technology. We believe that we have substantially completed our scientific research for the DECAFFOMATIC by demonstrating that our electrostatic separation technology can remove caffeine from freshly brewed coffee and we hope to be able to develop and incorporate our technology into our brew basket decaffeination product for the commercial institutional coffee brewer market in 1999. Although no contracts have been signed, we intend to license the DECAFFOMATIC technology to another unrelated company for manufacture, marketing and distribution . See "Business -Marketing."

     Our objective is to become a leader in the development of electrostatic separation market by capitalizing on our proprietary technology. Our strategy is to initially focus on commercializing and launching the DECAFFOMATIC products. Although due to limited financial and human resources we have been unable to conduct any significant research and development on our PLASMA PURE technology, we intend to pursue further research and the development of the PLASMA PURE technologies if funding becomes available. Although there can be no assurances, we intend to implement our strategy by (i) establishing manufacturing contracts with third party manufactures for our products, (ii) expanding our research and development activities for additional uses and applications applying our proprietary separation technologies, and (iii) establishing marketing agreements, licensing agreements and distribution agreements with recognized market leaders for marketing and distribution of our products once developed.

     In December 1995, IMSCO established another subsidiary, BioElectric Separation and Testing, Inc. ("BEST"), a Delaware corporation, to further conduct research and development on the PLASMA PURE and all related medical applications of our core electrostatic separation technology. We have only conducted limited basic research with respect to the PLASMA PURE electrostatic separation technology and because of our limited financial resources we were not able to conduct any significant research and development on our PLASMA PURE technology in 1998. If adequate funding were available, we estimate that it would take a minimum of 18 months in order to conduct the necessary clinical trials and research to submit the PLASMA PURE for approval by the United States Food and Drug Administration ("FDA"). The PLASMA PURE has not been submitted to the FDA for approval and, if submitted, there is no assurance that it will be approved. Given the limited funds available to us and consequent delays in conducting the necessary research and testing, the PLASMA PURE would not possibly be submitted to the FDA, if at all, until funding were obtained. See "Business -- Research and Development."

     On September 20, 1996, we entered into a media purchase agreement ("Media Purchase Agreement") and agreed to sell an aggregate of 1,136,364 shares of our common stock, par value $.0001, to Proxhill Marketing, Ltd., a private media and advertising company based in Colorado ("PML"), for the sales price of $1.32 per share and we received in exchange prepaid media credits in the amount of $1,500,000 to be used at our direction. Because the marketing and advertising campaign for our commercial brew basket decaffeinator has not yet been implemented, at December 31, 1998 we possessed $1,288,000 of prepaid media credits in our inventory to use for future public relations, marketing and advertising. Since we currently plan to license our DECAFFOMATIC technology for the commercial marketplace, we may attempt to sell our Media Credits to a third party in our to raise additional working capital.


     We were originally formed in 1986 under the laws of the State of Nevada. In 1987 we changed its corporate domicile from Nevada to Massachusetts since the corporate operations were located in Massachusetts, which was accomplished through action by the shareholders and the Board of Directors in 1987. Our name at that time was IMSCO, Inc. In July 1996, we reincorporated in Delaware as IMSCO Technologies, Inc. In order to effectuate this change, we proposed the implementation of the following plan. In May 1996, we filed a Certificate of Incorporation in Delaware incorporating a new wholly-owned subsidiary, IMSCO Technologies, Inc. The Board of Directors of the Company at a meeting held in May 1996 voted, subject to the adoption by the stockholders, to merge into its wholly-owned subsidiary, IMSCO Technologies, Inc., a Delaware corporation. On July 9, 1996, the stockholders of IMSCO, Inc., voted to approve the change of corporate domicile from Massachusetts to Delaware. Therefore, on July 18, 1996, there remained one surviving corporation and the name of this surviving corporation became IMSCO Technologies, Inc. As of the effective date of the merger, each stockholder of the company held one share of common stock, par value $.0001 per share, of IMSCO Technologies, Inc. for each one share of common stock, par value $.001 per share, of IMSCO, Inc. previously held by him.

PRODUCTS AND TECHNOLOGIES


     We are in the development stage, and have only recently begun to enter the early stage of product commercialization with its DECAFFOMATIC products. The development of any products will require significant further research, development, testing and regulatory approvals and additional investment prior to commercialization. Substantially all of our resources have been, and for the foreseeable future will continue to be, dedicated to the discovery, development and commercialization of electrostatic separation technologies, most of which are still in the early stages of development and testing. While we believe that we have substantially completed our scientific research for the DECAFFOMATIC by demonstrating that our electrostatic separation technology can remove caffeine from freshly brewed coffee, it has not been developed and incorporated into a final commercial ready brew basket product. Most of 1998 was devoted to further development, design and testing of the decaffeination device as a self contained device within a detachable commercial brew basket market. There are a number of challenges that we must successfully address to complete any of our development efforts. With respect to PLASMA PURE, although the results of our initial basic research were positive, it may be inconclusive and may not be indicative of results that will be obtained in human clinical trials if conducted by us. If we are able to obtain necessary funding and conducts clinical trials, as results of particular preclinical studies and clinical trials are received, we may abandon projects such as PLASMA PURE, which we might otherwise have believed to be promising from early initial testing. We are presently pursuing product opportunities that will require extensive additional capital investment, research, development, testing, regulatory clearance or approvals prior to commercialization. There can be no assurance that our development programs will ever obtain necessary capital funding, will be successfully completed, or that required regulatory clearance or approvals will be obtained on a timely basis, if at all.


     In addition, the product development programs conducted by IMSCO are subject to risks of failure inherent in the development of product candidates based on new technologies. These risks include the possibility that the technologies used by us will prove to be ineffective or any or all of our potential products or technologies needing FDA clearance will prove to be unsafe or toxic or otherwise fail to receive necessary regulatory approvals; that the product candidates, if safe and effective, will be difficult to manufacture on a large scale or uneconomical to market; that the proprietary rights of third parties will preclude us or our collaborators from marketing products utilizing our technologies; or that other parties will market superior or equivalent products. Accordingly, there can be no assurance that our research and development activities will result in any commercially viable products. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- "Research and Development" and "-- Competition."

DECAFFOMATIC

TECHNOLOGY RESEARCH AND DEVELOPMENT


     In 1993, using our electrostatic separation technology, we designed, researched and developed a successfully working prototype of the DECAFFOMATIC device. Since that time, have continued research and development in an effort to integrate our scientific decaffeination technology into a commercial ready model for the institutional coffee maker marketplace. Previously in late 1996 and 1997, we anticipated that the decaffeinator would be incorporated into a commercial coffee brewer suitable for the institutional user marketplace utilizing the coffee brewer electronics for power to the decaffeinator. In late 1997 and in 1998, we determined that we could design the decaffeination device to be self contained within the brew basket, which is removable from the brewer, with its own independent power source. Our management believes that this design is superior to the earlier version, more universal and interchangeable with different institutional coffee brewer models and will be easier for the consumer to use and, hopefully, lead to increased sales once the product is commercialized. Consequently, during 1997 and 1998, we continued to develop and test a DECAFFOMATIC device contained within a detachable coffee brew basket for the institutional commercial marketplace containing the IMSCO decaffeination technology. We believe that we have substantially completed our scientific research for the DECAFFOMATIC by demonstrating that our electrostatic separation technology can remove caffeine from freshly brewed coffee and we hope to be able to develop and incorporate our technology into a brew basket decaffeination product for the commercial institutional coffee brewer market in 1999. The Company is currently conducting research and development at Arthur D. Little & Company ("ADL") in Cambridge, Massachusetts pursuant to an agreement which commenced in October 1998 (the "ADL Agreement"). Under the ADL Agreement, ADL will (i) conduct tests to determine levels of caffeine in other major brands of "deccafeinated" coffee beans to establish a baseline against which the our DECAFFOMATIC device shall be evaluated, (ii) evaluate our prototype devices with respect to rates of decaffeination, and flavor, color and aroma of the decaffeinated brew, and (iii) assist the Company in developing a commercial device that will have the appropriate attributes to maximize decaffeination, while minimizing the impact on flavor, color and aroma. We have agreed to pay ADL $120,000 for the contract research and development services. If we are successful in developing a commercial ready model, we intends to license our DECAFFOMATIC technology to another unrelated company for manufacture, marketing and distribution; however, we have not yet negotiated or signed any such agreements. See "Business -Marketing."


MARKET


     Our separation technology has enabled us to build a prototype stand-alone decaffeinator which may be used immediately after brewing coffee to remove caffeine from coffee. We anticipate that the commercial customer-user will need to only buy regular coffee or tea and decaffeinate the brewed beverage on demand for those who want the decaffeinated product. We believe that this will result in considerable cost saving for the consumer. Although there can be no assurance, in the institutional marketplace, we believe that such an integrated decaffeinator will produce more significant cost savings, given the difference in price of decaffeinated ground coffee beans over regular ground coffee beans. We also feel that this benefit is of primary concern to senior citizens who are on a fixed income and at the same time, are the largest growing segment of the population. We anticipate that this group is also the one that is most health conscious and concerned about chemical treatment of coffee in most other decaffeination processes. There is no chemical treatment in our process.

     Our management believes that removal of caffeine from coffee and tea is recognized as a desirable goal for health and other reasons. Our research has revealed that no technology now exists for removal of caffeine from hot freshly brewed liquids; rather, the current technology removes caffeine from the whole coffee beans prior to brewing.

     The decaffeination process of coffee and tea has been popular since the mid 1930's. It was initially started by General Foods and then adapted by Nestle's and other multi-national companies. The first decaffeination process was a chemical method that used Methylene Chloride. This method is still employed today, however, not as widely. We believe that the chemical extraction method by soaking the whole beans in Methylene Chloride is not desirable because of the harsh chemicals, the after-taste and health issues raised by their use. The use of Methylene Chloride to decaffeinate beans became illegal in most European nations last year. As consumers became more health conscious in the 1980's, the use of decaffeinated products increased. A method more frequently used today utilizes repetitive washes of the whole coffee beans with clean water known as the "Swiss Water Treatment" method. Although this water treatment process is the method of choice for most coffee roasters today, we believe that it is more costly than our electrostatic process, it may not remove high levels of the caffeine inside the whole beans and ultimately less convenient for the consumer.

     We intend to focus our decaffeination technology development and marketing on our internal decaffeinator for use with the automatic drip coffee maker for both institutional and home consumer products. We are seeking to develop an integrated system that has the DECAFFOMATIC separation device directly incorporated into the coffee maker, such that the decaffeination occurs as the consumer directs on demand as a normal step in the coffee maker brewing process.

PLASMA PURE

TECHNOLOGY RESEARCH AND DEVELOPMENT


     We have designed, prototyped and done promising initial basic research on the PLASMA PURE electrostatic/mechanical separation device for the express purpose of separating virus and viral DNA particles from human plasma. Due to our very limited financial resources, no significant research and development was conducted on the PLASMA PURE technology over the last three years. Based on our initial research , although there can be no assurance, we believe that the PLASMA-PURE has the capacity to remove a substantial amount of the viral population from a unit of contaminated plasma without adversely affecting the clotting factors. We estimate that if we were able to obtain adequate financing to complete our research and development on the PLASMA PURE technology, we would take approximately 18 months of testing before making application to the FDA for approval, which cannot be assured. Although significant amounts of research need to be conducted, we believe that PLASMA PURE, with its potential capability of removing viruses and viral particles, if eventually developed and approved, which cannot be assured, may significantly reduce the risk normally associated with transfusion of plasma or plasma components. Although significant additional research needs to be conducted, our management believes that the use of PLASMA PURE to filter fresh frozen plasma may not significantly decrease yields of the clotting components. We believe this is achieved because of the unique electrostatic internal matrix which enables the plasma and its clotting components to flow freely through the device, but still remove significant amounts of virus and viral particles, which are targeted by the electrostatics. The methods currently used to inactivate viruses in human plasma such as the use of detergents or extreme heat all have the possible adverse effect of limiting the yield of final desired procoagulant products.

MARKETS

     We believe the PLASMA PURE system and its electrostatic technology offer various growth possibilities for us, however, each of these areas will require significant further research and development, the financing of such efforts and FDA approval before they can be commercialized, if possible at all. Earlier we also designed and were in the earliest research and development stage for a new product that is an extension of the PLASMA PURE separator appropriately called PLASMA PURE PLUS. We intend that it would be used only for bulk plasma fractionation and therefore be larger than PLASMA PURE and priced differently. Another follow-up product that we would like to conduct research and development on if adequate financing were available, which we do not currently have, is a modified white blood cell filter. This device would utilize the same technology as PLASMA-PURE, and therefore we believe its introduction could be more rapid than it has been for the PLASMA PURE device. Our management feels a second version of the white blood cell filter could then be marketed to the diagnostic reagent market. However, given the numerous uncertainties and risk inherent with medical research in general, and blood research in particular, the needed financing involved to conduct such research which we do not possess, there can be no assurance that any of these plasma products and devices will ever be finally developed, or if completed that they will receive approval from the FDA or the comparable regulatory authority of any foreign jurisdiction. We have not prepared or made application to the FDA or any governmental authority for approval of our PLASMA PURE device or related products.

     We believe that our core electrostatic separation technology lends itself to other markets as well, particularly air filtration for hospitals, convention centers and airplanes. Although it needs significant amounts of additional research and testing and the financial resources to conduct such activities, which we do not currently possess, we believe that our electrostatic separation technology may have applications to extra corporeally based immunotherapies which involve an improved system for drug administration and improved systems for removal and/or treatment of cells or other circulating materials (including byproducts of metabolism).

     Similar to DPI, in 1996 we established a new Delaware corporation subsidiary, BioElectric Separating & Testing, Inc. ("BEST") to conduct the continued research and development activities and pursue FDA application relating to the PLASMA PURE and related technologies. Due to lack of funding, BEST has been inactive over the last three years.

MARKETING


     Our current strategy is to license our products and technologies to other companies which have pre-existing industry presence in their respective fields and to enter into collaborative arrangements with such companies to develop new applications for the technology with the contract partner's own products. We have limited experience in sales, marketing and distribution. To date, we have one such agreement with NEWCO Enterprises, Inc.("NEWCO"), which is a manufacturer and distributor of coffee brewers for the industrial market, based in St. Charles, Missouri . There can be no assurance that we will be able to enter into additional marketing agreements on terms favorable to us if at all, or that current or future agreements will ultimately be beneficial to us.


The NEWCO Manufacturing and Distribution Agreement.
---------------------------------------------------

     On September 20, 1996, we entered into the NEWCO Agreement for certain institutional manufacturing and marketing of the Decaffeination System. NEWCO is a privately held corporation based in St. Charles, Missouri, and is one of the larger manufacturers and distributors of institutional coffeemaking equipment in North America. We agreed that NEWCO will have the exclusive right to sell the DECAFFOMATIC to so-called "Office Coffee Supply" ("OCS") subsection of the institutional coffeemaker market and will be the manufacturer of the DECAFFOMATIC for the institutional marketplace in North American for a period of three years. NEWCO further agreed to sell or purchase from the Company for the OCS market a minimum of 25,000 units of the product for the first year, 50,000 units for the second year and 100,000 units the third year. In consideration and on account of the exclusive arrangement under the NEWCO Agreement, NEWCO agreed to pay the costs and expenses of all materials and services which NEWCO shall incur in the development of the DECAFFOMATIC device for the institutional coffeemaker marketplace. Under the NEWCO Agreement, all of the technology and final commercial model designs of the Decaffeination System will be our property.

     Under the NEWCO Agreement, we will sell units of the Decaffeination System to NEWCO for a net price to us. NEWCO will take the Decaffeination System and in turn incorporates it into its coffeemakers and re-sells it to a variety of end users in the OCS marketplace. The terms of the minimum purchase by NEWCO are mandatory and are not subject to, or conditioned upon, NEWCO's ability to sell the units acquired. All servicing and customer calls will be performed by NEWCO. We can terminate the NEWCO Agreement if NEWCO fails to make the specified minimum number of Decaffeination System purchases.

     We believe that our exclusive agreement with NEWCO in the areas covered will allow us to establish a presence in the market more quickly and on a more cost-effective basis than we could achieve by building our own manufacturing facility or our own sales, marketing and service network in the relatively fragmented OCS market, that consists primarily of small office users.

     Our electrostatic separation devices will be manufactured from generally available materials, and we do not anticipate that we or our licensee manufacturing partners will be dependent upon any single supplier. We believe that there are numerous third party contract manufacturers similar to NEWCO available around the world who can manufacture our DECAFFOMATIC products on an OEM basis. We currently have insufficient resources to establish and conduct our own commercial manufacturing activities with respect to our proposed products. In the future, if we decide to establish our own manufacturing facilities and capabilities, at least for certain products, we would require substantial additional funds and personnel.


     Previously in 1996 and 1997, we and NEWCO anticipated that the decaffeinator would be incorporated directly into the coffee brewer, utilizing the coffee brewer electronics for power. In late 1997 and 1998, we estimated that we could design the decaffeination device to be self contained within the brew basket, which is removable from the brewer, with its own power source. We believe that this independent design is superior to the earlier version, more interchangeable with different coffee brewer models and will be easier for the consumer to use. As of this date, the detail engineering for the production molds has been completed for the institutional coffeemaker-brew basket that will be used for large institutions and we are conducting research and development tests at ADL in Cambridge, Massachusetts, to determine the optimum application of our electrostatic separation technology science in pursuing a commercial ready commercial brew basket. Our development for the commercial ready brew basket is on-going and not yet complete. As a commercial ready model is being developed, we are further testing that it has all the desired specifications, such as brewing and decaffeination speed, appropriate taste, color and aroma and ease of customer removal of the separation device and safety design.

     To create a potential customer awareness of our DECAFFOMATIC system, we intend to commence a public relations campaign as soon as we have developed a commercial ready product. We will attempt to employ lower cost public relations at trade shows, in trade publications and at other appropriate food or kitchen appliance shows and events.


Media Purchase Agreement
------------------------

     Under the Media Purchase Agreement, PML contractually agreed to provide $1.5 million of media for our public relations and advertising campaign through Grow Marketing Services ("GROW"), an independent marketing company. In exchange for IMSCO issuing 1,136,363 shares of our common stock, representing a price of $1.32 per share, we acquired $1.5 million of prepaid, dedicated media credits receivable (the "Media Credits") and certain media services.

     The media advertising services provided by GROW include conducting market research services for the purpose of formulating a media plan to optimize the benefits of the media advertising campaign. Then, based on a media plan developed by us, GROW secures suitable advertising time on television, radio, or cable systems, or advertising space in newspapers, magazines, or other publications of mass appeal.

     At the closing of a media purchase transaction PML has agreed to deliver cash, media, media credit and/or other media-related assets to GROW as payment for media extended to the Company. PML then delivers to us a pre-paid purchase order acknowledging our payment of the media cost from GROW under the terms set forth in the Agreement.

     When we originally intended to directly market our DECAFOMATIC products in North America, we planned to use the remaining $1,288,000 of prepaid Media Credits to finance the introduction and initial product advertising and marketing support for the DECAFFOMATIC products. However, since we do not presently intend to pursue the direct marketing of our decaffeination products, we are attempting to sell the prepaid Media Credits to a third party as a means of generating additional needed working capital.

     Given that we have conducted no independent market research or consumer focus groups activities, there can be no assurance that the DECAFFOMATIC technology, if developed into a commercial ready product, will be accepted by the consumer public, that it will have any commercial level of acceptance by the public or that if there is some level of commercial acceptance, that it will be sufficient for us or a licensee of ours to continue supporting a marketing and advertising program or that such efforts will ever be profitable.

     We have only recently commenced limited marketing activities to potential licensees of our decaffeination products. Achieving market acceptance for our products will require substantial marketing efforts and the expenditure of significant funds. There can be no assurance that we and our marketing contractors and partners will be able to commercialize successfully or achieve market acceptance of our products and technologies. There is no assurance that we or our licensees will be able to create a successful marketing program, or that our products can be sold in a manner that will permit us to achieve long range profitability. Further, there can be no assurance that our competitors will not develop competing technologies that are less expensive or otherwise superior to our products. The failure to market successfully our products would have a material adverse effect on our business and financial conditions.

     We will be dependent for product sales revenues upon the success of its third party marketing partners in performing their responsibilities. The amount and timing of resources which may be devoted to the performance of their contractual responsibilities by its marketing partners are not within our control. There can be no assurance that such marketing partners will perform their obligations as expected, pay any additional revenue or license fees beyond the stated minimums to us or market any products under the marketing agreements, or that we will derive any revenue from such arrangements. There can be no assurance that our interests will coincide with those of our marketing partners or that the marketing partners will not develop independently or with third parties products which could compete with our products, or that disagreements over rights or technology or other proprietary interests will not occur. To the extent that we choose not to or are unable to enter into future agreements, we would experience substantially increased capital requirements to undertake the marketing or sale of our current and future products. There can be no assurance that we will be able to market or sell our current or future products independently in the absence of such agreements.

Research and Development
------------------------


     We conduct our research and development activities through its own staff and facilities, as well as currently through a contractual arrangement with ADL. However, at present we have only two full-time employees, one of whom are devoted to research and development, and, accordingly is dependent upon third parties to conduct significant research and development, laboratory testing, clinical studies, and the procedures and processes necessary to apply for and, if possible, obtain FDA and other regulatory approvals and manufacture and market a finished product.


     We believe that the use of outside research and laboratory facilities is the most efficient method to have certain aspects of our technology further researched and developed by experienced scientific and technical personnel while minimizing the capital investment and company staffing such activities require from us.

     We have one agreement in effect with Arthur D. Little & Co. of Cambridge, Massachusetts, for the use of its laboratory facilities and assistance of their scientific and technical personnel. We believe that our research facilities and arrangements necessary to continue our further research and development of our electrostatic separation technologies are readily available. From July 1992 to December 31, l998, we incurred a development stage deficit of $8,801,226 If we are able to obtain needed additional financing, of which there can be no assurance, we anticipate incurring significant research and development expenditures in the future as we continues our efforts to develop further applications and uses for our separation technologies and as we begin to research other technologies.

MANUFACTURING

     We currently do not own or operate manufacturing facilities for commercial production of our DECAFFOMATIC or any other products. In addition, we have no intention of acquiring or developing any manufacturing facilities, nor do we have any financial capability to acquire any such facilities. Instead, we intend to rely on licensee and third party contract manufacturers to manufacture our products. There can be no assurance that such arrangements will be successful or that any licensee or contract manufacturer will be able to develop or provide adequate manufacturing capabilities for commercial scale production. Although we have no plans or intentions of doing so, in the event we decide to establish a commercial scale manufacturing facility, we would require substantial additional funds and personnel and will be required to comply with extensive regulations applicable to such facility. There can be no assurance that we will be able to develop adequate commercial manufacturing capabilities either on our own or through third parties.

GOVERNMENT REGULATIONS

     The production and marketing of some of our potential products, including the PLASMA PURE, will be subject to regulation for safety and efficacy by numerous federal, state and local agencies, and comparable agencies in foreign countries. Our PLASMA PURE system will be considered a medical device. As such, the FDA would require us to apply for and obtain either a premarket notification clearance under Section 510(k), or a PMA prior to sales and marketing of the device in the United States. The 510(k) premarket notification may be obtained if the medical device manufacturer can establish that the newly developed product is substantially equivalent to another legally marketed device. The FDA may also require clinical data or other evidence of safety and effectiveness. In the United States, the FDA Act, govern or influence the testing, manufacture, safety, labeling, storage, record keeping, approval, advertising and promotion of the Company's proposed products and technologies.

     Under the FDA Act, the FDA regulates the preclinical and clinical testing, manufacturing labeling, distribution, sale and promotion of medical devices in the United States. The FDA prohibits a device, whether or not cleared under a 510(k) premarket notification or approved under a PMA, from being marketed for unapproved clinical uses.

     Non-compliance with applicable requirements can result in fines and other judicially imposed sanctions including the initiation of product seizures, injunction actions, mandatory recalls and criminal prosecutions based on products, promotional practices, or manufacturing practices that violate statutory requirements. In addition, administrative remedies can involve voluntary recalls or cessation of sale of products, administrative detention, public notice, voluntary changes in labeling, manufacturing or promotional practices. The FDA also has the authority to withdraw approval of instruments and devices in accordance with statutory procedures.

     We have only conducted very preliminary initial basic testing on our PLASMA PURE technology and have not prepared or made application to the FDA or any governmental authority for approval of the PLASMA PURE device or related products. The FDA approval procedure involves completion of pre-clinical studies and the submission of the results of these studies to the FDA an application. Preclinical studies involve laboratory evaluation of product characteristics and animal studies to assess the efficacy and safety of the product. Human clinical trials are typically conducted in three sequential phases, but the phases may overlap. Phase I trials consist of testing the product in a small number of volunteers primarily for safety. In Phase II, in addition to safety, the efficacy of the product is evaluated in a small patient population. Phase III trials typically involve additional multi-center testing for safety and clinical efficacy in an expanded population of patients at geographically dispersed test sites. A clinical plan, or "protocol," accompanied by the approval of the institutions participating in the trials, must be submitted to the FDA prior to commencement of each clinical trial. The FDA may order the temporary or permanent discontinuation of a clinical trial at any time if adverse safety effects are observed in volunteers or patients. In addition, the FDA may request Phase IV trials after approval to resolve any lingering questions.

     The results of the pre-clinical and clinical studies on new medical devices are then submitted to the FDA for approval to commence commercial sales.
Following extensive review, the FDA may grant marketing approval, require additional testing or information or deny the application. Continued compliance with all FDA requirements and the conditions in an approved application, including product specifications, manufacturing process, labeling and promotional material and record keeping and reporting requirements, is necessary for all products. Failure to comply, or the occurrence of unanticipated adverse effects during commercial marketing, could lead to the need for labeling changes, product recall, seizure, injunctions against distribution or other FDA-initiated action, which could delay further marketing until the products are brought into compliance.

     The preparation of required applications and subsequent FDA and foreign regulatory approval process is expensive, lengthy and uncertain. If the manufacturer cannot establish equivalence or if the FDA determines that the device requires more extensive review, the FDA will require the submission of PMA. The PMA must contain nonclinical and clinical investigation results, a description of the methods, facilities and controls used for manufacturing, and the proposed labeling for the device. We must receive FDA approval for Phase I, II, and III trials to test the PLASMA PURE device. FDA review of a PMA would take at least nine months to a year following submission of Phase III test results, and may take longer. If ever submitted, no assurance can be given that approval of the PLASMA PURE PMA would be granted.

     The packaging and labeling of all our proposed PLASMA PURE products, if developed, will be subject to FDA regulation. Because of the extensive costs and time involved, we currently intends to rely primarily on licensees and joint venturers to obtain regulatory approvals and market our PLASMA PURE products, when developed. No assurance can be given that we will reach agreement with any proposed licensees for such products. Licensees will generally have the right to terminate funding a product at any time for any reason without significant penalty. The resources and attention devoted by a licensee, if obtained by us, to a product are not in our control, and this can result in delays in clinical testing, the preparation and prosecution of regulatory filings and commercialization efforts. Even if we are successful in finding licensees for our products, these delays would cause the payment of any royalties to be delayed.

     Whether or not FDA approval has been obtained, approval of a product by comparable regulatory authorities must be obtained in any foreign country prior to the commencement of marketing of the product in that country. The approval procedure varies from country to country, can involve additional testing, and the time required may differ from that required for FDA approval. Although some procedures for unified filings exist for certain European countries, in general each country has its own procedures and requirements, many of which are time consuming and expensive. Thus, substantial delays in obtaining required approvals from both the FDA and foreign regulatory authorities can result after the relevant applications are filed. After such approvals are obtained, further delays may be encountered before the products become commercially available.

     No assurance can be given that any required FDA or other governmental approval will be granted, or if granted, will not be withdrawn. Governmental regulation may prevent or substantially delay the marketing of our proposed products, cause us to undertake costly procedures and furnish a competitive advantage to the more substantially capitalized companies with which we plan to compete. In addition, the extent of potentially adverse government regulations which might arise from future administrative action or legislation cannot be predicted.

PATENTS AND LICENSE RIGHTS

     Our  success  depends  in large  part on our  ability  to  obtain  patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. We applied for U.S. patents covering our DECAFFOMATIC separation technology and its PLASMA PURE separation technology in 1993. On August 22, l995, we were issued a patent by the U.S. Commissioner of Patents and Trademarks, Patent Number 5,443,709, for its "Apparatus For Separating Caffeine From A Liquid Containing the Same." On December 11, 1996, we received notice from the U.S. Patent Office that its core patent application for the electrostatic separation technology for removing substances from a fluid had been allowed. The granting and issuance of the patent is expected in the near future.

     We believe that patent protection of our technologies, processes and products are very important to our future operations. The success of our proposed products may significantly depend upon our ability to obtain patent protection. No assurance can be given that any patents will be issued or if issued that they will have commercial value to us. If a patent is granted, the cost of enforcing our patent rights in lawsuits, if necessary, may be significant and could materially interfere with our operations.

     Although we intend to file  additional  patent  applications  as management
believes   appropriate  with  respect  to  any  new  products  or  technological developments, no assurance can be given that any additional patents will be issued, or if issued, that they will be of commercial benefit to us. In addition, to anticipate the breadth or degree of protection that any such patents may afford is impossible. To the extent that we rely on unpatented trade secrets and proprietary technology, no assurance can be given that others will not independently develop or obtain substantially equivalent or superior technology or otherwise gain access to our trade secrets, that any obligation of confidentiality will be honored or that we will be able to effectively protect our rights to proprietary technology. Further, no assurance can be given that any products developed by us will not infringe patents held by third parties or that, in such case, licenses form such third parties would be available on commercially acceptable terms, if at all.

COMPETITION

     We compete with numerous firms, many of which are large, multi-national organizations with worldwide distribution. These firms have substantially greater capital resources, research and development and technical staffs, facilities and experience in obtaining regulatory approvals, as well as in the manufacturing, marketing and distribution of products, than we do. Academic institutions, hospitals, governmental agencies and other public and private research organizations are also conducting research and seeking patent protection and may develop competing products or technologies on their own or through joint ventures or other arrangements. In addition, recently developed technologies or technologies that may be developed in the future are or could be the basis for competitive products. No assurance can be given that our competitors will not succeed in developing technologies and products that are more effective or less costly than any that are being developed by us.

     We expect products approved for sale, if any, to compete primarily on the basis of product uniqueness, efficacy, safety, reliability, price and patent position. Our competitive position will also depend on our ability to attract and retain qualified scientific and other personnel, develop effective proprietary products, implement production and marketing plans, obtain patent protection and secure adequate capital resources to finance these activities.

PRODUCT LIABILITY

     The development, manufacture and sale of our products involve an inherent risk of product liability claims and associated adverse publicity. We currently do not maintain liability insurance and may need to acquire such insurance coverage prior to the commercial introduction of some of our products. No assurance can be given that we will be able to obtain product liability insurance or, if obtainable, that it will be on financially reasonable terms. It is anticipated that the liability insurance for the types of products to be marketed by us, if available, will be very expensive. If such insurance is not obtained and maintained at sufficient levels, or if any product liability claim were brought against us and were sustained for a sufficient amount, it could have a material adverse affect on our business and financial condition.

EMPLOYEES

     As of the date hereof, we have two full time employees, one in management, one in research and development and two-part time employees in administration. None of our employees is represented by a labor union. We consider our relations with our current employees to be satisfactory. See "Management" and "Legal Proceedings".

ENVIRONMENTAL QUALITY

     We believe that we are now in compliance with all Federal, State and local laws relating to the protection of the environment. We do not generate, store, transport or dispose of any hazardous waste, and that management believes that none of our products is regarded as a hazardous material by the applicable regulations for the protection of the environment. We do not anticipate making any capital expenditures in the current or succeeding fiscal year for environmental control efforts regarding our products.

DESCRIPTION OF PROPERTY

     Our principal offices are currently located at 40 Bayfield Drive, North Andover, Massachusetts and consists of approximately 1,276 square feet. We entered into a new three year lease effective April 1, 1997 at the annual rate of $15,890. Upon the end of the current lease in North Andover, Massachusetts, we expect to be able to either negotiate a new lease with the current landlord or locate suitable premises elsewhere for comparable fair market rent to that now being paid. We believe that our property and equipment are in good operating condition and are adequate for existing and immediately foreseeable needs.

                                LEGAL PROCEEDINGS


     We received a Summons and Complaint from BPV Enterprises, Inc., d/b/a Universal Sales ("Universal Sales") on April 12, 1998 brought in the Supreme Court of the State of New York, Suffolk County, alleging breach of contract due to our termination of Universal Sales for cause and seeking damages under a Placement Agreement dated September 1, 1996 entered into between Universal Sales and IMSCO wherein Universal Sales is seeking damages of $334,000. In a related second suit commenced in January 1999, we received a Summons and Complaint from Universal Sales in the Supreme Court of the State of New York, Suffolk County, alleging breach of contract for termination of Universal Sales for cause and seeking damages under a Sales AdministartionAdministration and Servicing Agreement dated September 1, 1996 (the "Sales Agreement") entered in between Universal Sales and IMSCO. Under the Sales Agreement, which had a term of seven years, Universal Sales alleges that for its sales administration and back-office servicing duties, it is entitled to a commission equal to 2.5% of our sales in excess of $5 million per year, and a standard sales commission equal to 2.5% per year of revenues from sales derived from customers obtained through Universal Sales; efforts, which amount of potential lost commissions

Universal Sales estimates to be $25 million. Mr. Alexander T. Hoffmann, a former Chairman and Chief Executive Officer of IMSCO, is named as an individual defendant in the second suit, and he is also a Director and a 50% shareholder of Universal Sales. The causes of action against Mr. Hoffmann, individually, are based on breaches of his roles and duties in Universal Sales. In April 1997, IMSCO terminated all of its relationships with Universal Sales for cause. We have only recently begun substantive discovery and the ultimate outcome of this matter cannot yet be determined. We plan to vigorously defend these lawsuits. No provision for any liability that may result from these actions has been recognized in our consolidated financial statements. In the opinion of our management, resolution of this litigation is not expected to have a material adverse effect on our financial position. However, depending on the amount and timing, an unfavorable resolution of these matters could materially affect our future business and financial condition.


                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

General
-------

     We are in the development stage and our operations are subject to all the problems, expenses, delays and other risks inherent in the establishment of a new business enterprise, as well as the problems inherent in developing and marketing a new product/service and in establishing a name and business reputation. The likelihood of our success must also be considered in connection with the rapidly and continually changing technology and the competitive environment in which we will operate. There can be no assurance that our operations will result in our becoming or remaining economically viable. Potential investors in our common stock should be aware of the problems, delays, expenses and difficulties encountered by any company in a developmental stage, many of which may be beyond our control. These include, but are not limited to, unanticipated regulatory compliance, marketing problems and intense competition that may exceed current estimates. We have had no revenues from operations to date and, because we are just beginning to enter the commercial stage, we will likely sustain operating losses for an indeterminate time period. Since entering the development phase in July 1992, we have devoted substantially all of our resources to the research and development of our products and technology and general and administrative expenses. Since entering the development stage in July 1992, we have generated an accumulated deficit of $8,801,479 at December 31, 1998 and have a total accumulated deficit of $9,422,387.

     We had no revenues from continuing operations in years ending December 31, 1996, December 31, 1997, or December 31, 1998. We have incurred net losses in each year since our inception in 1986. Given the dormant level of business activity from 1988 through 1991, we realized that we could not continue with our earlier luminator technology product, we discontinued operations and were reactivated and entered into a new development stage in July 1992.

     Our losses incurred since inception have resulted principally from expenditures under its research and development programs, and we expect to incur significant operating costs and possible losses therefrom over the next several years due primarily to expanded research and development efforts in the PLASMA PURE area and related medical products, preclinical and clinical testing of its product candidates and the performance of commercialization activities. There can be no assurance of when and whether we will generate significant revenues or become profitable on a sustained basis, if at all.

     Our ability to achieve sales and revenue will depend upon our ability to secure additional capital financing and licensees for our products, if any, and successfully develop, test and sell our products. Our ability to generate revenue and become profitable is dependent in large part on our commercializing our lead product, the DECAFFOMATIC, expanding our manufacturing contracts with third party manufacturers, entering into additional licensing, distribution and marketing agreements and the ability of our marketing contractors to commercialize successfully products incorporating our technologies. There can be no assurance that our operations will generate revenue or will ever be profitable. The following discussion and analysis should be read in conjunction with the Financial Statements and notes thereto appearing elsewhere in this report.

                              RESULTS OF OPERATIONS

Year Ended December 31, 1998 Compared to the Year Ended December 31, 1997

     Net losses decreased from $3,631,105 for the year ended December 31, 1997 to $2,881,162 for the year ending December 31, 1998, a 20.6% decrease. We had no revenues or operating income for years ended December 31, 1997 and December 31, 1998 from continuing operations. For the year ended December 31, 1998, we had no interest income. $5,541 in interest was earned for the comparable period in 1997.

     Total operating expenses were $2,656,431 for 1998 in comparison to $3,592,574 for 1997, a decrease of 26%. The decrease in these costs from 1997 to 1998 was primarily due to a significant decrease in litigation settlement costs, as well as decreased advertising and research and development expenses. All research and development costs were expensed currently in the year incurred, rather than capitalized. This resulted in a loss per share of $(.39) for the year ended December 31, 1998, in comparison to a loss per share of $(.57) for the year ended December 31, 1997.

     At December 31, l998, the Company had total assets of $140,061. Total liabilities of $911,405 and total stockholders' deficit of $(771,344).

Year Ended December 31, 1997 Compared to the Year Ended December 31, 1996

     Net losses increased to $3,631,105 for the year ended December 31, 1997 from $1,062,758 for the year ending December 31, 1996, a 242% increase. We had no revenues or operating income for years ended December 31, 1996 and December 31, 1997 from continuing operations. For the year ended December 31, 1997, we earned $5,541 in interest on its interest bearing investment account. $3,022 in interest was earned for the comparable period in 1996.

     Total operating expenses were $3,592,574 for 1997 in comparison to $758,280 for 1996. The increase in these costs from 1996 to 1997 was primarily due to increased outside consultants' and professional fees, litigation settlement costs, higher costs under research agreements with outside institutions, and more staffing and wages and salaries for research and development being performed in 1997 than those incurred in 1996 as the Company continues further product research, development and refinement on its Decaffomatic and other separation technologies. All research and development costs were expensed currently in the year incurred, rather than capitalized. This resulted in a loss per share of $(.33) for the year ended December 31, 1996, in comparison to a loss per share of $(.57) for the year ended December 31, 1997.

     At December 31, l997, we had total assets of $58,940. Total liabilities of $1,875,753 and total stockholders' deficit of $(1,816,813).


                         LIQUIDITY AND CAPITAL RESOURCES

     We had negative working capital as of December 31, l997, of $1,860,973 in comparison to a negative working capital position as of December 31, l998 of $887,413. We had an accumulated deficit of $9,422,387 at the period ended December 31, l998, in comparison to an accumulated deficit of $6,541,225 at the period ended December 31, l997. The increase in the accumulated deficit is primarily related to continuing operating costs during the development phase without any operating income.

     We have financed operations from entering the development phase in July 1992 (through December 31, 1998) primarily through the private placement of its stock and, to a lesser extent, through borrowings from notes payable. For the year ended December 31, l998, our cash requirements were satisfied primarily from the cash reserves in its operating accounts, a private placement of $225,000 shares of our Series A convertible preferred stock to one purchaser and $390,000 of total borrowings from private lenders evidenced by 10% Senior Convertible Notes. The outstanding principal balance of the 10% Senior Convertible Notes is approximately $100,000 at March 31, 1999, which amount is currently due in 1999, unless they are earlier converted by their holders into our Common Stock. Additionally, in February 1999, the Company completed a $600,000 Convertible Debenture private placement to one accredited investor, which resulted in net proceeds to the Company of $522,000 after payment of placement fees and expenses. The $390,000 of 10% Senior Convertible Notes and the $600,000 Convertible Debentures all were sold as non-public offerings and all of the purchasers represented that they were "Accredited Investors" as defined under SEC Regulation D. Additionally, the Company had $1,378,496 of remaining prepaid media credits available for execution of its public relations, advertising and marketing campaign for its decaffeination technology. The prepaid Media Credits were obtained by the Company on September 20, 1996, when it entered into the Media Purchase Agreement with PML, which received 1,136,364 shares in consideration for $1,500,000 in prepaid Media Credits to be used at our direction. PML also received 127,262 Class D Warrants entitling it to acquire Common Stock for the price of $1.32 per share for a period ending July 31, 2001. In the Media Purchase Agreement the purchaser of the shares represented that it was an "Accredited Investor" as that term is defined under Regulation D promulgated by the Commission pursuant to the Securities Act. We currently intend to sell the Media Credits to a third party to raise additional working capital for our operations and repayment of our indebtedness.

     We do not currently possess a bank source of financing. Our negative working capital (current assets less current liabilities) at December 31, 1998 was $887,413. Our management believes that unless we are able to sell the $1,378,496 of Media Credits, obtain additional capital financing or license or sell our products or technology, none of which can be assured, we cannot be certain that our current capital will be adequate to continue as a going concern. We have recently contracted operations by terminating the employment of three persons in our North Andover, Massachusetts office and shifting more of the day-to-day research and development of our decaffeination product to ADL in Cambridge, Massachusetts. Should insufficient funds from these potential sources be available, reducing our present rate of expenditures further might materially adversely affect the ability of the Company to complete our research and development on the commercial DECAFFOMATIC product, to produce competitive products and services, and to market them effectively. Our ability to continue in business as a going concern depends upon our ability to generate revenues and royalties from the sale or licensing of our technology and products, to sell the Media Credits, to conserve liquidity by setting marketing and other priorities and reducing expenditures, to obtain additional funds through the placement of our securities.

     Our long term capital expenditure requirements will depend upon numerous factors, including the progress of our research and development programs, the resources that we devote to the development of self-funded products, proprietary manufacturing methods and advanced technologies, our ability to obtain licensing arrangements, and the demand for our products if and when developed and approved.

We believe that our existing cash together with proceeds from the possible sale of some or all of the $1.37 million of Media Credits, will be sufficient to meet its operating expenses and capital expenditures requirements for the next 3 months. Our future capital requirements, however, will depend on numerous factors, including (i) the progress of its research and product development programs, (ii) the effectiveness of product commercialization activities and marketing agreements, including the development and progress of sales and marketing efforts and manufacturing operations, (iii) our ability to establish new licensing and marketing agreements, (iv) the costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights and complying with regulatory requirements, and (v) the effect of competing technological and market developments. However, if operating expenses are higher than expected or if cash flow from operations is lower than anticipated, there can be no assurance that the Company will have sufficient capital resources to be able to continue as a going concern.

                      YEAR 2000 EFFECT ON COMPUTER SYSTEMS

     Many currently installed computer systems are not capable of distinguishing 21st century dates from 20th century dates. As a result, in less than one year, computer systems and/or software used by many companies in a very wide variety of applications will experience operating difficulties unless they are modified or upgraded to adequately process information involving, related to or dependent upon the century change. Some businesses may be financially affected by such computer problems.

     We believe our existing product development, financial and accounting systems are year 2000 compliant, meaning that they are capable of distinguishing 21st century dates from 20th century dates.

     We are in the process of testing our other internal systems, including embedded control systems in our product development and information storage equipment. We currently believe these systems are year 2000 compliant. We are making inquiries of our suppliers to attempt to assess their readiness for the year 2000. The failure of systems maintained by our suppliers and potential licensees and customers could reduce our revenues, cause us to incur significant expenses to remedy any problems, or otherwise seriously damage our business.

     To date we have spent immaterial amounts to comply with accounting and statutory requirements regarding the year 2000. We believe that we will spend minimal additional amounts for year 2000 issues in the foreseeable future. These assessments have not been independently verified.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     There is currently a limited public trading market for our Common Stock. There are currently five market-makers for our Common Stock. Our Common Stock has traded on a limited basis on the OTC Bulletin Board under the symbol "IMSO" since November 15, 1994. Our stock registrar and transfer agent is Progressive Transfer Company, Salt Lake City, Utah.

     The following table sets forth the high and low closing quotations for the Common Stock, as reported by NASDAQ for each fiscal quarterly period during 1998. The quotations as reported reflect inter-dealer quotations without retail markup, markdown or commission and do not necessarily represent actual transactions.

                                                          High          Low
                                                          ----         ----
January 1, 1998 - March 31, 1998                        $2.687       $1.375
April 1, 1998 - June 30, 1998                            2.062        1.312
July 1, 1998 - September 30, 1998                        1.656        0.906
October 1, 1998 - December 31, 1998                      1.468        0.625


  Holders of Common Stock
  -----------------------

                                            Approximate Number of Record Holders
        Title of Class                            (as of December 31, l998)
        --------------                      ------------------------------------
Common Stock, $.001 par value                                278

A number of shares are held of record by brokerage and other institutional firms for their customers.

  Dividends
  ---------

     We have never declared or paid a cash dividend on its common stock, and it is anticipated that we will retain any future earnings for use in our business and not pay cash dividends. Declaration and payment of dividends are within the discretion of our Board of Directors, which will review such dividend policy from time to time.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     The following table sets forth information concerning the executive officers, directors and key employees of the Company:

     The current directors of the Company are set forth in the following table:

                                                                    YEAR FIRST
                             OFFICE WITH                            ELECTED AS
NAME                         COMPANY                     AGE        DIRECTOR


Timothy J. Keating           Chairman & Chief            35            1999
                             Executive Officer


Gary A. Graham               Director                    50            1997



     Each Director is elected for a period of one year and thereafter serves until his successor is duly elected by the stockholders.

     The Directors of the Company are not currently compensated as Directors, but the Board of Directors may in the future determine to pay directors' fees and reimburse directors for expenses related to their activities. Directors do not receive any compensation for services as directors. During fiscal year 1998, the Company's Board of Directors performed the functions of a compensation committee of the Board in reviewing the compensation paid to employees, and of an audit committee in reviewing financial statements, management and internal audits. IMSCO does not have a separate Nominating or Compensation Committee.

     The current executive officers of the Company are set forth in the following table:

                                         YEAR
                                     FIRST ELECTED              OFFICE
NAME                      AGE         INTO OFFICE            WITH COMPANY


Timothy J. Keating        35             1999            Chief Executive Officer
James R. Crose            65             1992            Vice President
Scott Singer              45             1997            Secretary


     Except for its agreements with Mr. Hoffmann and Mr. Crose there are no other employment contracts with the executive officers. The Company had an employment agreement with Sol L. Berg, its former President, who was terminated on March 10, 1999. Officers serve at the will of the Board of Directors.

     There are no other significant employees of the Company and there are no family relationships.

     Gary A. Graham (age 50)
     --------------

     Mr. Graham became a Director of the Company in October 1997. He is the president of First Capital financial services Corporation, which is an investment advisor to the Company, Proxhill Marketing, Ltd., and First Capital
Investments, Inc., a registered broker dealer and member of the National Association of Securities Dealers, Inc. In 1996, First Capital Investments, Inc., served as a placement agent for the Company in connection with its private placement of $1.5 million of common stock and its purchase of $1.5 million of Prepaid Media Credits from Proxhill Marketing, Ltd. Mr. Graham also serves as a member of the Board of Directors of Proxhill Marketing, Ltd., First Capital Financial Services Corporation and First Capital Investments, Inc. He received a Bachelor of Science in Business administration from Dyke College.


     Timothy J. Keating (age 35)
     ------------------

     Mr. Keating became a Director of the Company in March 1999, when he was elected to fill a vacancy on the Board of Directors and was elected Chairman and Chief Executive Officer in August 1999 upon the resignation of Mr. Alexander T. Hoffmann. Mr. Keating operates his own investment firm , Keating Investments, Inc., based in San Francisco, California. Prior to forming his own firm, was a principal and portfolio manager in a private partnership investing in microcap companies. Prior to that time, Mr. Keating founded and ran the European Equity Derivative Products Department for Nomura International plc, in London, England. Prior thereto he was a proprietary arbitrage trader and head of the European Equity Trading Department at Bear Stearns International Limited, London. Mr. Keating is a graduate of Harvard College.


     James R. Crose (age 65)
     --------------

     Mr. Crose has been Director of Engineering for the Company since 1992 and Vice President-Engineering since 1996. Mr. Crose earned a Bachelor of Science degree in Mechanical Engineering from Northeastern University. His areas of expertise include: Fluidics, Vacuum Process Control, Heat Transfer in Electronics and AutoCad 1-4. He has 3 patents assigned to him with several other pending. He has held key engineering positions with Raytheon, Martin Marietta, Corning Glass, Sanders Assoc. and Sweetheart Cup Corp.

     Scott Singer (age 45)
     ------------

     Mr. Singer is a Certified Public Accountant and serves as and has been in private accounting practice for over ten years in the New York Metropolitan area. He received a bachelor of Business Administration from Adelphi University.

                             EXECUTIVE COMPENSATION


Summary Compensation Table
--------------------------

     The following table set forth the annual and long-term compensation of the chief executive officer and other executive officers for services in all capacities for the fiscal years ended December 31, 1997 and 1998, whose total annual salary and bonus exceeded $100,000 in any of those fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                     Additional
Name of Individual         Capacity           Year      Salary      Compensation
------------------         --------           ----      ------      ------------

Alexander Hoffmann     Former Executive       1998      150,000      $275,000(1)
                       Officer                1997    $  25,962      $105,600


Sol L. Berg            Former President       1998     $125,000      $ 86,070(2)
                                              1997     $115,625
                                              1996                   $100,000(2)

James A. Yurak         Former Director        1998
                                              1997                   $100,000(3)
                                              1996                   $100,000


Alan D. Waldman        Former Director        1998
                                              1997
                                              1996                   $132,000(4)


(1) Amounts for 1998 represents accrual of entire salary due under employment agreement and grant of 250,000 options to acquire the Company's common stock at $1.50 per share. At the date of grant the stock had a fair market value of $2.00 per share, and 100,000 shares of common stock issued for past services. In connection with the signing of his employment agreement in October 1997, Mr. Hoffmann was granted 80,000 shares of unregistered common stock of the Company. The value of shares shown use the same $1.32 price per share that shares were sold to Hampton Tech Partners II, LLC in October 1996. He is also entitled to an annual salary of $150,000.


(2) Amounts for 1998 represents accrual of entire salary due under employment agreement and issuance of 57,380 shares of common stock issued for past services. Consist of 150,000 shares of the Company received by Mr. Berg pursuant to the general exchange of the Company's shares for shares of DPI conducted in May 1996. In November of 1995, Mr. Berg had received 250,000 shares of DPI for assigning his patent to the decaffeination technology and for other services rendered. When all of the shares of DPI not owned by the Company were exchanged by the respective DPI shareholders in May 1996 for Company shares on a 0.6 Company shares to DPI share basis, Mr. Berg received the 150,000 shares of the Company.


(3) In connection with the signing of his amended employment agreement in September 1996, Mr. Yurak was granted 75,000 shares of unregistered common stock of the Company. He also received 75,000 shares of unregistered common stock of the Company in March 1997. The value of shares shown use the same $1.32 price per share that shares were sold to Hampton Tech Partners II, LLC in October 1996.

(4) For his services the Company agreed to issue Dr. Waldman 100,000 shares of common stock in October 1996 which shares did not vest and were not delivered until January 1997. The value of shares shown use the same $1.32 price per share that shares were sold to Hampton Tech Partners II, LLC in October 1996.

     There are no arrangements known to the Company which may at a subsequent date result in a change in control of the Company.

     The Company currently provides medical insurance to all its employees.

Employment Arrangements
-----------------------

     Effective as of October 1, 1997, the Company entered into an employment agreement with Alexander T. Hoffmann providing for Mr. Hoffmann's employment as the Company's Chief Executive Officer and Chairman for a three year term. Mr. Hoffmann's salary under this agreement is $150,000 per year. The agreement also provides that Mr. Hoffmann shall be provided with a car by the Company and be reimbursed for automobile insurance. Mr. Hoffmann shall also be entitled to medical insurance, vacation and other benefits provided to the Company's employees generally. In the event that Mr. Hoffmann's employment with the Company is terminated by the Company other than for cause, Mr. Hoffmann shall receive one year's base salary.

     Effective as of October 1, 1997, the Company entered into an employment agreement with Sol L. Berg providing for Mr. Berg's employment as the Company's President for a three year term. Mr. Berg's salary under this agreement is $125,000 per year. The agreement also provides that Mr. Berg shall be provided with a car by the Company and be reimbursed for automobile insurance. Mr. Berg shall also be entitled to medical insurance, vacation and other benefits provided to the Company's employees generally. In the event that Mr. Berg's employment with the Company is terminated by the Company other than for cause, Mr. Berg shall receive six months' base salary. Mr. Berg's Employment Agreement was terminated by the Company in March 1999.

     As of February 26, 1997, DPI entered into a consulting agreement with Mr. James G. Yurak to provide marketing and sales consulting services and advice to DPI through December 31, 1999. Under Mr. Yurak's agreement, he is paid a base retainer of $12,000 per year and will be paid a per diem fee of $1,000 when specific services are expressly requested by DPI. From February 23, 1996 through February 26, 1997 Mr. Yurak served as a Director of the Company and was President and Chief Executive Officer of DPI. As total compensation for such services Mr. Yurak was also granted 75,000 shares of the Company's Common Stock upon signing his employment agreement and 75,000 shares after one full year of employment.


     Effective as of October 1, 1997, the Company entered into an employment agreement with James Crose providing for Mr. Crose's employment as the Company's Vice President of Engineering for a two year term. Mr. Crose's salary under this agreement is $85,000 per year. Mr. Crose shall also be entitled to medical insurance, vacation and other benefits provided to the Company's employees generally.


     Effective as of September 1, 1996, BPV Enterprises, Inc. d/b/a "Universal Sales" entered into a Sales Administration and Servicing Agreement ("Universal Agreement") with the Company for a seven year term, providing a broad scope of sales administration and services to the Company. As compensation for its services, Universal shall receive an amount equal to 2.5% of the Company's gross revenues from operations in excess of $5 million per annum. Additionally, under the Universal Agreement, Universal shall be entitled to a sales commission equal to 2.5% of the gross revenues resulting from all sales generated through the efforts of Universal. Universal received $31,500 for services rendered to the Company in 1996. The Company terminated the Universal Sales Agreement for cause in April 1997. Universal Sales filed a Complaint against the Company on April 12, 1998 alleging breach of contract and seeking 75,000 shares of common stock as damages. Mr. Alexander T. Hoffmann, the Chairman and Chief Executive Officer of the Company, is also a director and a 50% shareholder of Universal Sales. In 1998,

     Mr. Hoffmann moved for a judicial dissolution of BPV Enterprises, Inc., in New York State Supreme Court based on director and shareholder dead-lock and irreconcilable differences. Universal Sales subsequently filed a second Complaint against the Company and Alexander T. Hoffmann, individually, in January 1999 alleging wrongful termination and breach of contract and seeking damages in the amount of equal to 2.5% of the Company's gross revenues from operations in excess of $5 million per annum and its potential lost commissions, which Universal sales estimates to be $25 million in the aggregate, with respect to the Company. The second Complaint alleges several claims directed solely against Mr. Hoffmann in connection with his role as a director and shareholder of Universal Sales, including among others breach of fiduciary duty. The Company is reviewing its position and has not filed an answer to the second Universal Sales lawsuit. See "Legal Proceedings".

     Except as described above, there are presently no pension or other plans or arrangements pursuant to which remuneration is proposed to be paid in the future to any of the officers or directors of the Company other than as set forth above. At the present time, the directors do not receive compensation of any form. The Company does not provide life, health or medical plans to officers that are not available to all employees. Except as provided above, the Company has no other employment contracts with any executive officers or other employees.

      CERTAIN LIMITED LIABILITY, INDEMNIFICATION AND ANTI-TAKEOVER MEASURES


     The Company's Articles of Incorporation limit the liability of its directors to the fullest extent permitted by the Delaware Business Corporation Law. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors, except for liability for (i) any breach of the duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain securities law, or (v) any transaction from which the director derives an improper personal benefit. Liability under Federal securities laws are not limited by the Articles of Incorporation. The Delaware Business Corporation Law requires that the Company shall indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Delaware indemnification statute for a complete statement of such indemnification rights. The Company's Restated Bylaws require the Company to provide indemnification to the fullest extent of the Indemnification statute.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company is aware that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     Except as described above, there are presently no pension or other plans or arrangements pursuant to which remuneration is proposed to be paid in the future to any of the officers or directors of the Company other than as set forth above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table identifies each person known to the Company to be the beneficial owner of more than five percent of the Company's Common Stock, each director of the Company and all directors and officers of the Company as a group, and sets forth the number of shares of the Company's Common Stock beneficially owned by each such person and such group and the percentage of the shares of the Company's outstanding Common Stock owned by each such person and such group. In all cases, the named person individually or together with his spouse has sole voting power and sole investment power over the securities.

     (a) As of the December 31, l998, four persons owned of record or were known by the Company to own beneficially more than five percent (5%) of the Common Stock outstanding.

     (b) The following table sets forth certain information regarding the beneficial ownership (determined in accordance with Securities and Exchange
Commission Rule 13d-3 Securities Exchange Act of 1934) of common stock of the Company as of December 31, 1998, by: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of the Company's directors; and (iii) all officers and directors of the Company as a group:

Name and Address of                   Amount and Nature of
Beneficial Owner                      Beneficial Ownership    Percent of Class
-------------------                   --------------------    ----------------

Hampton Tech Partners II, LLC
8400 East Prentice Avenue
Englewood, CO 80111 (1)                    1,117,424               14.5%

Hampton Tech Partners, LLC
8400 East Prentice Avenue
Englewood, CO 80111 (2)                      150,000                1.9%

Proxhill Marketing, Inc.(3)                1,312,362               17.1%
9250 E. Costilla Avenue
Englewood, CO 80112

Gary A. Graham (4)                         1,399,635               18.2%
9250 E. Costilla Avenue
Englewood, CO 80112

Sol L. Berg (5)                              442,380(5)             5.8%
11 Royal Crest Drive
North Andover, MA  01845

Gloria Berg                                  177,869(6)             2.3%
11 Royal Crest Drive
North Andover, MA 01845

Mrs. Alexander T. Hoffmann                   369,900                4.8%
1660 Old Country Road
Plainview, NY  11803

Scott Singer                                   5,000                  *
366 North Broadway
Jericho, NY  11753

Name and Address of                   Amount and Nature of
Beneficial Owner                      Beneficial Ownership    Percent of Class
-------------------                   --------------------    ----------------


Alexander T. Hoffmann (7)                    180,000                2.3%
c/o IMSCO
40 Bayfield Drive
North Andover, MA 01845


Timothy J. Keating(4)                         25,000                 *
220 Montgomery Street
San Francisco, CA 94104                       ------

Sands Brothers & Co., Ltd (8)                                        *
90 Park Avenue
New York, NY  10016

All Officers and Directors                 1,609,635               21.0%
as a group (4 persons)

------------

(1)  The  members  of  Hampton  Tech  Partners  II,  LLC  who   indirectly   and
     beneficially own these shares of the Company are:

     Steven Demby, Equitrust Mortgage Corporation, David McCall, Scott Robinson, Kent Lovelace, Bennett Aisenberg, Gerald Gray, Tyler Runnels, Andrew Telsey, Bravely Morton, Grant Street Joint Venture, Andrew Telsey, SEP/IRA, David Sprang, James Curtis, Mark Rosenberg, Charles McKenney, Michael Geller, Hampton Partners Investments, LLC, 181 Realty, Inc., Capital Market Solutions, Inc. Clifford Greenbaum, Jolie Robinson, Henrik Oerbekker, Russell Scott, Joseph Scott, Suzanne Robinson, Doug Hickok, Bob Sanderman, Mark Bradford, Stanley Cohen, and Mark Lampirski.

(2)  The natural persons who are the Hampton Tech Partners, LLC are:

     Hampton Partners Investments, Inc., Kent Lovelace, David McCall, Scott Robinson, Jack Robinson, Wexler & Burkhart, Del Morton, David Strang, and Henrik Oerbekker.

(3) Does not include 127,272 Shares issuable to Proxhill Marketing, Ltd., upon exercise of the Class D Warrants for the exercise price of $1.32 per Share or the 9,000 shares issuable upon conversion of the Series A convertible preferred stock.

(4)  Denotes a director of the Company.

(5) Sol L. Berg is the former President of the Company. His shares do not include either (i) 177,869 shares owned by his wife, Gloria Berg, or (ii) 166,110 shares owned directly by Sol L. Berg's three adult children, since Mr. Berg has disclaimed any interest and may not be deemed to have voting or investment power over these shares.

(6) The shares shown as owned by Gloria Berg do not include either (i) 442,380 shares owned by her husband, Sol L. Berg, or (ii) 166,110 shares owned directly by Sol L. Berg's three adult children, since Mrs. Berg may not be deemed to have shares voting or investment power over these shares.

(7) The shares shown as owned by Alexander T. Hoffman do not include 369,900 owned by his wife Rosemary Hoffmann, since Mr. Hoffmann has disclaimed any interest and may not be deemed to have voting or investment power over these shares or the 250,000 shares issuable upon exercise of common stock warrants.

(8) Does not include 600,000 shares issuable upon exercise of common stock warrants.

*   Less than 1%

     There are no arrangements known to the Company which may, at a subsequent date, result in a further change in control of the Company.


                  CERTAIN RELATIONSHIPS AND RELATED TRANSACTION

     Except as  described  below,  since  January  1,  l998,  there have been no
transactions   with  any  officer,   director  or  five  percent  (5%)  or  more
shareholders of the Company in which the amount involved exceeded $60,000.

     On September 20, 1996, the Company entered into the Media Purchase Agreement with PML, wherein PML agreed to sell $1,500,000 of media credits to the Company in consideration for the Company issuing 1,136,363 shares of Common Stock, representing a price of $1.32 per share. In connection with the private placement of the Shares to HTP, HTP-II and PML, First Capital Investments, Inc., a broker-dealer which is a member of the National Association of Securities Dealers, Inc. ("NASD"), received the 242,273 Class A Warrants entitling it to acquire Common Stock for the price of $1.45 per Share exercisable over a period ending July 31, 2001. First Capital Investments, Inc., also received a placement fee equal to 10% of the $1.5 million received under the Stock Purchase Agreement, a non-accountable expense allowance equal to 3% of the amount raised under the Stock Purchase Agreement. As Media Credits are used by the Media Purchase Agreement, First Capital Investments, Inc., shall also receive a placement fee of 10% of the amount of Media Credit used. For advertising and marketing services rendered to the Company in 1996 and 1997, PML also received the 127,272 Class D Warrants, entitling it to acquire Common Stock for the price of $1.32 per Share for a period ending July 31, 2001. Mr. Gary A. Graham who was elected a Director of the Company in October 1997 is also the President and a Director of PML and First Capital Investments , Inc. In 1998, Gary Graham was issued 136,000 shares of Common Stock for expense reimbursement and services rendered to the Company. Additionally, PML received 48,727 shares of Common Stock for expense reimbursement and services rendered to the Company. PML also invested $225,000 in the Company for 45,000 shares of preferred stock of the Company which are convertible into 9,000 shares of common stock, representing a conversion price of $1.00 per share of common stock.


     In 1997, Mr. Alexander T. Hoffmann, a former Director and Chief Executive Officer of the Company, received 80,000 shares of Common Stock as compensation for services rendered under his Employment Agreement. In 1998, Mr. Hoffmann was issued 100,000 shares of common stock of the Company for services rendered. Additionally, Mr. Hoffmann was granted 250,000 stock options exercisable at $1.50 per share for a period of three years. See "Legal Proceedings."


     In 1998, Mr. Sol L. Berg, a former director and former president of the Company, was issued 57,380 shares of Common Stock for services rendered and reimbursement of expenses.

     Except as above described, there have been no business relationships with directors or nominees for director of the Company since January 1, l998. At December 31, l998, no officers or directors were indebted to the Company.


Stock Option Plan
-----------------

     In July 1996, the Company adopted a Non-Qualified Stock Option Plan (the "Plan"). An aggregate of 1,500,000 shares of Common Stock are authorized for issuance under the Plan. The Plan provides that incentive and non-qualified options may be granted to officers, directors, consultants and key employees to the Company for the purpose of providing an incentive to those persons to work for the Company. The Plan may be administered by either the Board of Directors or a committee of three directors appointed by the Board ("Committee"). The Committee has wide latitude in determining the recipients of options and numerous other terms and conditions of the options. The Board or Committee determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, the date or dates upon which each option may be exercised and the exercise price per share.

     Options granted under the Plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee's termination of employment or consulting arrangement with the Company, except that under certain circumstances an optionee may exercise an option within the three-month period after such termination of employment. An optionee may not transfer any options except that an option may be exercised by the personal representative of a deceased optionee within the three-month period following the optionee's death.

     Employees as well as other individuals, such as outside directors, who provide necessary services to the Company, are eligible to participate in the Plan. Non-employees and part-time employees may receive only non-qualified stock options. The maximum number of shares of Common Stock for which options may be granted under the Plan is 1,500,000 shares.

     Each Director serves until the next annual meeting of shareholders, or until his successor is elected and qualified. The term of each officer is at the discretion of the Board of Directors. The by-laws provide that the Chairman of the Board of Directors has a second vote in the event that a majority vote of the Board of Directors is not obtained.





                            DESCRIPTION OF SECURITIES

General
-------

     The Company is authorized to issue an aggregate of 15,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock. The Preferred Stock may be issued in such series, and with such rights, designations and privileges as the Board of Directors of the Company may, from time to time, authorize.

Common Stock
------------

     Holders of the Common Stock are entitled to one vote per share and, subject to the rights of the holders of the Preferred Stock (discussed below), to receive dividends when and as declared by the Board of Directors and share ratably in the assets of the Company legally available for distribution in the event of the liquidation, dissolution or winding up of the Company.

     Holders of the Common Stock do not have subscription, redemption or conversion rights, nor do they have any preemptive rights. In the event the Company were to elect to sell additional shares of its Common Stock following this Offering, investors in this Offering would have no right to purchase additional shares of such stock and consequently, their percentage of equity interest in the Company would be diluted.

     The shares of Common Stock offered hereby will be, when issued and paid for, fully paid and not liable for further call or assessment.

     Holders of the voting stock do not have cumulative voting rights, which means that the holders of more than half of the shares of voting stock can elect all of the Company's Directors, if they choose to do so, and in such event the holders of the remaining shares would not be able to elect any Directors. The Board is empowered to fill any vacancies on the Board created by the resignation of Directors.

     Except as otherwise required by the Delaware Corporation Law, all shareholder action (other than the election of Directors, who are elected by a plurality vote) is taken by vote of a majority of shares of voting stock present at a meeting of shareholders at which a quorum (a majority of the issued and outstanding shares of the Company's voting stock) is present in person or by proxy.

Preferred Stock
---------------

     Pursuant to its Certificate of Incorporation, the Company is authorized to issue a maximum of 1,000,000 shares of Preferred Stock in such series and with such rights, designations and privileges (including voting rights and dividends) as the Board of Directors may, from time to time, authorize. There are 45,000 shares of Series A Convertible Preferred Stock which are convertible into 225,000 shares of common stock outstanding at a conversion price of $1.00 per share of common stock. The Company currently has no plans, arrangements, commitments or intentions to issue any other Preferred Stock.

Warrants and Options
--------------------


     As of August 27, 1999 there were warrants and stock options outstanding to purchase an aggregate of approximately 1,795,000 shares of Common Stock at exercise prices ranging from $.40 per share to $2.00 per share. The warrants and options contain provisions for the adjustment of the exercise prices in certain events, including sales of Common Stock at less than the exercise price, stock dividends, stock splits, reorganizations, reclassifications or mergers. The warrants and options expire on various dates between January 31, 2002 and September 30, 2003. The holders of the 2003 Warrantsand 2002 Warrants are entitled to registration rights for the underlying Common Stock, which underlying shares represent 1,400,000 Shares and 120,000, respectively.

     The 1,400,000 2003 Warrants entitle the registered holders thereof to purchase one share of Common Stock at a price of $1.00 per share, subject to adjustment in certain circumstances. The 2003 Warrants will expire at 5:00 p.m., New York City time, on September 30, 2003.


     The 120,000 2002 Warrants entitle the registered holder thereof to purchase one share of Common Stock at a price of $1.50 per share, subject to adjustment in certain circumstances. The 2002 Warrants will expire at 5:00 p.m., New York City time, on January 31, 2002.

     The exercise price and number of shares of Common Stock issuable on exercise of the Warrants are subject to adjustments under certain circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of the Company. However, the Warrants are not subject to adjustment for issuances of Common Stock at a price below their respective exercise prices. The warrantholders do not have the rights or privileges of holders of Common Stock, including, without limitation, the right to vote on any matter presented to stockholders for approval.

The 8% Convertible Debentures
-----------------------------


     The debentures are in the principal amount of $600,000, bearing interest at 8% per annum, with the principal balance and any accrued but unpaid interest due on January 31, 2002. The entire unpaid balance of the debenture and accrued interest thereon outstanding on the maturity date shall automatically convert into common stock at the conversion price on the maturity date. The holder may convert the debentures into common stock of the Company at a conversion price per share equal to the lesser of (i) 75% of the average of the lowest price at which a trade is executed on any three trading days during the twenty-two day trading period ending on the trading day immediately prior to the date of conversion, or (ii) $1.00 .

     Interest is payable on the debenture quarter-annually, in arrears, on February 1, May 1, August 1 and November 1 of each year. At the Company's option, interest may be paid in cash or in common stock at the conversion price of the principal amount of the debenture. Upon an event of default, as such terms is defined in the debenture, the entire principal amount and all accrued interest thereon shall become immediately due and payable. The holder of the debenture is granted demand registration rights under which the Company is obligated to file a registration statement with the Securities and Exchange Commission registering the shares of common stock that may be issued upon conversion of the debenture. In the event that such registration statement is not effective by June 15, 1999, the Company is obligated to pay an amount equal to 1.5% per month of the outstanding amount of the debenture until the registration statement is declared effective.

     The holder of the debenture and the warrant cannot convert the debenture if as a result such holder would own more than 9.99% of the outstanding shares of common stock, through conversion of the debentures, exercise of the warrants or otherwise, except in the event of a tender offer or merger or acquisition of the Company.


Transfer Agent
--------------

     The Transfer Agent and Registrar for the Company's Common Stock is Progressive Transfer Company. The Company acts as its own transfer registrar for the Warrants.

                         SHARES ELIGIBLE FOR FUTURE SALE


     Upon the consummation of this offering and assuming conversion of the $600,000 of 8% convertible debentures into common stock and the payment of interest on the debentures, at the option of the Company, with shares of common stock, at an assumed rate of $.12 per share, and the exercise of the 1,110,000 of warrants, based on the shares outstanding on March 31, 1999, the Company will have approximately 14,120,508 shares of Common Stock outstanding. Substantially all of these shares, including the 6,334,000 shares being registered in this Prospectus for issuance upon exercise of the warrants and conversion of the 8% convertible debenture, will be freely tradable without restriction or further registration under the Securities Act, except for any shares held by an "affiliate" of the Company (as defined in the Securities Act and the rules and regulations thereunder) which will be subject to the limitations of Rule 144.


     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has beneficially owned the restricted shares of Common Stock to be sold for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on an exchange or NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned the shares of Common Stock to be sold for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     No prediction can be made as to the effect, if any, that market sales of restricted shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market would likely adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities in the future.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The By-laws of the Company provide for the indemnification of the directors and officers of the Company, for certain liabilities and costs incurred by them in connection with performance of their duties. This indemnification may include indemnification for liabilities arising under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                  LEGAL MATTERS

     The law firm of Cummings & Lockwood, Stamford, Connecticut, has acted as counsel for the Company in connection with the validity of the Common Stock offered hereby. Mr. David Fleming, a member of Cummings & Lockwood, beneficially owns approximately 115,000 Shares of the Company's Common Stock.

                                     EXPERTS

     The financial statements for each of the two years ended December 31, l997, and l998 appearing in this Prospectus and Registration Statement have been so included in reliance on the reports of Moore Stevens, P.C., independent accountants, given on the authority of said firms as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed a Registration Statement with the Commission under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this offering, reference is made to the Registration Statement, including the exhibits and schedules filed therewith, copies of which may be obtained at prescribed rates from the Commission at its principal office at 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 75 Park Place, New York 10007, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400 Chicago, Illinois, 60604. Descriptions contained in this Prospectus as to the contents of any agreement or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such agreement or document.

     The  Company  intends  to  furnish  to  its  stockholders   annual  reports
containing financial statements audited and reported upon by its independent public accountants.

                          INDEPENDENT AUDITOR'S REPORT


To the Board of Directors and Stockholders of IMSCO Technologies, Inc.
  North Andover, Massachusetts



               We have audited the accompanying consolidated balance sheet of IMSCO Technologies, Inc. and Subsidiaries [a development stage company] as of December 31, 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the years ended December 31, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

               We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

               In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IMSCO Technologies, Inc. and Subsidiaries [a development stage company] as of December 31, 1998, the results of their operations and their cash flows for each of the years ended December 31, 1998 and 1997, in conformity with generally accepted accounting principles.

               The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 8 to the consolidated financial statements, the Company has suffered recurring losses since its inception primarily resulting from no revenues, has accumulated deficits at December 31, 1998 of $9,422,387, has utilized $768,184 in cash for operations for the year ended December 31, 1998, and is in default on certain promissory notes. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 8. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.





                                                   MOORE STEPHENS, P.C.
                                                   Certified Public Accountants.


Cranford, New Jersey
April 28, 1999, except as to Note 16D
for which the date is May 25, 1999 and
Note 16E for which the date is May 26, 1999

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998.


Assets:
-------
Current Assets:
  Cash                                                          $     22,992
  Other Current Assets                                                 1,000
                                                                    --------

  Total Current Assets                                                23,992
                                                                    --------

Property and Equipment:
  Property and Equipment                                             123,066
  Leasehold Improvements                                               5,845
                                                                    --------

  Total - At Cost                                                    128,911
  Less: Accumulated Depreciation and Amortization                    (98,918)
                                                                    --------
  Property and Equipment - Net                                        29,993
                                                                    --------
Other Assets:

  Deposits                                                             3,499
  Deferred Financing Costs[15]                                        82,577

  Total Other Assets                                                  86,076
                                                                    --------
  Total Assets                                                      $140,061
                                                                    ========

See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 1998.



Liabilities and Stockholders' [Deficit]:
----------------------------------------
Current Liabilities:
--------------------
  Notes Payable[15][16D]                                                  $   390,000
  Accounts Payable                                                            161,982
  Accrued Salaries                                                            153,190
  Accrued Expenses                                                             24,472
  Accrued Payroll Taxes                                                        48,006
  Accrued Marketing Fees                                                       53,000
  Accrued Legal Fees                                                           50,955
  Due to Stockholders                                                          29,800
                                                                          ------------
  Total Current Liabilities                                                   911,405
  -------------------------                                               ------------
Commitments and Contingencies [7] [12]                                             --
--------------------------------------                                    ------------

Stockholders' [Deficit]:
------------------------
  Series A Preferred Stock - Authorized 1,000,0000 Shares
    at $.0001 Par Value; 45,000 Convertible Shares, Issued and
    Outstanding [5F]                                                                5

  Common Stock - Authorized 15,000,000 Shares at $.0001 Par Value;
    7,681,278 Shares Issued and Outstanding                                       769

  Additional Paid-in Capital - Series A Convertible Preferred Stock           224,995

  Additional Paid-in Capital - Common Stock                                 9,803,770

  Less:  Prepaid Advertising Credits                                       (1,378,496)

  Deficit Accumulated During Development Stage                             (8,801,479)

  Accumulated Deficit - Discontinued Operations                              (620,908)
                                                                          ------------

  Total Stockholders' [Deficit]                                              (771,344)
  -----------------------------                                           ------------
 Total Liabilities and Stockholders' [Deficit]                            $   140,061
 ---------------------------------------------                            ============



See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         Cumulative
                                                                                         ----------
                                                                                           Amounts
                                                                                           -------
                                                                                            from
                                                                                            ----
                                                                                        July 9, 1992
                                                                                        ------------
                                                                                       [Inception of
                                                                                       -------------
                                                                                         the Current
                                                                                         -----------
                                                                                         Development
                                                                                         -----------
                                                                Years ended               Stage] to
                                                                -----------------------------------
                                                               December 31,             December 31,
                                                               -------------------------------------
                                                           1 9 9 8         1 9 9 7         1 9 9 8
                                                           -----------------------------------------

General, Administrative and Development Expense:
------------------------------------------------
  Research and Development Expense                    $      29,900    $     66,251    $    293,014
  Salaries and Wages                                        266,511         189,794         702,154
  Officer Salaries                                          661,070         190,714       1,184,853
  Payroll Taxes                                              55,846          29,756         140,872
  Outside Labor                                              36,596          34,190         191,136
  Professional and Consulting Fees                          161,490         276,547         908,020
  Professional and Consulting Fees - Non-Cash [5C][11]    1,126,158         735,249       2,074,969
  Rent                                                       17,804          58,217         156,019
  Rent - Related Party                                        3,750              --           3,750
  Insurance                                                  73,642          34,763         163,243
  Travel and Business Meeting                                59,390          51,997         177,929
  Auto Expense                                               20,230          16,247          60,769
  Telephone and Utilities                                    11,329          16,376          61,402
  Office Expense                                             10,366          80,195         130,843
  Equipment Rental                                            8,474          16,480          33,299
  Corporate Fees                                              9,808          19,568          69,981
  Advertising                                                92,942         223,961         318,703
  Depreciation and Amortization                              10,669          13,258          23,927
  Litigation Settlement                                          --       1,538,392       1,538,392
  Franchise Tax                                                 456             619           1,987
                                                          -----------------------------------------

  General, Administrative and Development
  ---------------------------------------
    Expense                                               2,656,431       3,592,574       8,235,262
    -------                                               -----------------------------------------

Other Income [Expense]:
-----------------------
  Dividend and Interest Income                                   --           5,541          11,633
  Interest Expense [15]                                    (224,731)             --        (533,778)
  Loss on Sale of Fixed Assets                                   --         (44,072)        (44,072)
                                                           ---------        --------       ---------

  Other [Expense] - Net                                    (224,731)        (38,531)       (566,217)
  ---------------------                                    ---------        --------       ---------

  [Loss] Before Income Taxes                             (2,881,162)     (3,631,105)     (8,801,479)
  --------------------------

Provision for Income Tax                                         --              --              --
------------------------                                 ------------------------------------------

  Net [Loss]                                             (2,881,162)   $ (3,631,105)   $ (8,801,479)
  ----------                                             -----------   =============   =============

  [Loss] Per Share                                    $        (.39)   $      (0.57)
  ----------------                                    ==============    ============

  Weighted Average Shares Outstanding                     7,370,026       6,318,281
  -----------------------------------                     =========================



See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY [DEFICIT]

                                                                                   Deficit
                                                                                   -------
                         Series A Convertible                Paid-in             Accumulated  Accumulated                 Total
                         ------------------------------------------------------------------------------------------------------
                         Preferred Stock     Common Stock    Capital               During       Deficit      Prepaid   Stockholders'
                         -----------------------------------------------------------------------------------------------------------
                       Number of         Number of          Preferred   Paid-in  Development  Discontinued  Advertising   Equity
                       ---------------------------------------------------------------------------------------------------------
                       Shares    Amount   Shares    Amount    Stock     Capital     Stage      Operations      Credit   [Deficit]
                      --------------------------------------------------------------------------------------------------------------
Balance at
----------
December 31, 1995        --    $   --   2,995,425  $   299  $   --    $1,796,700 $(1,226,454)  $ (620,908)   $   --     $(50,363)
-----------------
Private Placement        --        --      10,000        1      --        19,999          --          --         --       20,000

Issuance of
Subsidiary Stock         --        --         --        --      --        10,000          --          --         --       10,000

Issuance of
Shares                   --        --      47,000        5      --            (5)         --          --         --           --

Issuance of
Shares for
Consulting
Services                 --        --     284,000       28      --       213,534          --          --         --      213,562

Issuance of
Shares in
Payment of
Loan                     --        --     227,000       23      --       299,977          --          --         --      300,000

Issuance of
Shares for
Advertising
Credits                  --        --   1,136,000      114      --     1,499,886          --          --    (1,500,000)       --

Issuance of
Shares for
Settlement
of Debt                  --        --     775,000       77      --       943,543          --          --         --      943,620

Issuance of
Shares for
Subsidiary
Stock                    --        --     468,000       47      --           (47)         --          --         --           --

Private
Placement                --        --     150,000       15      --       299,985          --          --         --      300,000

Net [Loss]               --        --          --       --      --            --  (1,062,758)         --         --   (1,062,758)
                         ---------------------------------------------------------------------------------------------------------

  Balance at
  ----------
  December 31, 1996      --        --   6,092,425      609      --     5,083,572   (2,289,212)   (620,908)  (1,500,000)  674,061
  -----------------

Warrants Issued for
  Cost of
  Advertising
  Credits -
  Restatement            --        --         --       --       --       108,170          --          --      (108,170)       --
                         ---------------------------------------------------------------------------------------------------------

  Adjusted Balance at
   December 31, 1996 -
   Forward               -- $      --  6,092,425  $   609  $    --   $ 5,191,742 $ (2,289,212) $ (620,908) $(1,608,170) $674,061
                         =========================================================================================================

See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY [DEFICIT]

                                                                                   Deficit
                                                                                   -------
                         Series A Convertible                Paid-in             Accumulated  Accumulated                 Total
                         ------------------------------------------------------------------------------------------------------
                         Preferred Stock     Common Stock    Capital               During       Deficit      Prepaid   Stockholders'
                         -----------------------------------------------------------------------------------------------------------
                       Number of         Number of          Preferred   Paid-in  Development  Discontinued  Advertising   Equity
                       ---------------------------------------------------------------------------------------------------------
                       Shares    Amount   Shares    Amount    Stock     Capital     Stage      Operations      Credit   [Deficit]
                      -------------------------------------------------------------------------------------------------------------

Adjusted Balance at
-------------------
December 31, 1996 -
-------------------
Forwarded                --     $  --   6,092,425    $ 609    $ --    $5,191,742  $(2,289,212)  $(620,908)   $(1,608,170)  $674,061

Issuance of
Shares for
Consulting
Services                 --        --     100,000       10      --       274,990          --          --         --         275,000

Issuance of
Shares on Consulting
Services                 --        --      75,000        8      --       196,867          --          --         --         196,875

Private
Placement                --        --      23,000        2      --        34,498          --          --         --          34,500

Issuance of
Shares for
Professional
Services                 --        --      18,500        2      --        27,747          --          --         --          27,749

Private
Placement                --        --      15,000        2      --        33,748          --          --         --          33,750

Issuance of
Shares for
Consulting
Services                 --        --     130,000       13      --       235,612          --          --         --         235,625

Private
Placement                --        --      62,611        6      --       122,994          --          --         --         123,000

Advertising
Credits Used             --        --          --       --      --            --          --          --        213,732     213,732

Net [Loss]               --        --          --       --      --            --   (3,631,105)        --         --      (3,631,105)
                         ----------------------------------------------------------------------------------------------------------

  Balance at
  ----------
  December 31, 1997 -
  -------------------
  Forward                --     $  --   6,516,536      652      --     6,118,198  $(5,920,317)    $(620,908) (1,394,438) (1,816,813)
  -------                ===========================================================================================================

See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY [DEFICIT]



                                                                                   Deficit
                                                                                   -------
                         Series A Convertible                Paid-in             Accumulated  Accumulated                 Total
                         ------------------------------------------------------------------------------------------------------
                         Preferred Stock     Common Stock    Capital               During       Deficit      Prepaid   Stockholders'
                         -----------------------------------------------------------------------------------------------------------
                       Number of         Number of          Preferred   Paid-in  Development  Discontinued  Advertising   Equity
                       ---------------------------------------------------------------------------------------------------------
                       Shares    Amount   Shares    Amount    Stock     Capital     Stage      Operations      Credit   [Deficit]
                      --------------------------------------------------------------------------------------------------------------

Balance at
----------
December 31, 1997 -
-------------------
Forwarded                --      $ --  $6,516,536    $ 652    $ --   $6,118,198  $(5,920,317)  $(620,908)  $(1,394,438) $(1,816,813)

Exercise of
Stock Warrants
[5A][11]                 --        --      66,000        7      --       59,393          --          --         --           59,400

Issuance of
Shares in Settlement
of Litigation [5B]       --        --     399,081       39      --    1,538,353          --          --         --        1,538,392

Issuance of
Shares for
Services [5C]            --        --     612,911       62      --      903,838          --          --         --          903,900

Issuance of
Stock Warrants
for 600,000 Shares
of Common Stock
for Consulting
Services [11]            --        --          --       --      --      656,284          --          --         --          656,284

Granting of Stock
Options for 266,750
Shares of Common
Stock to Employees [11]  --        --          --       --      --      133,375          --          --         --          133,375

Private Placement of
Common Stock [5D]        --        --      70,000        7      --       69,993          --          --         --           70,000

Exercise of
Stock Options [5E][11]   --        --      16,750        2      --       24,998          --          --         --           25,000

Issuance of Stock
Warrants for
390,000 Shares of
Common Stock for Notes
Payable [15][11]         --        --          --       --      --      299,085          --          --         --          299,085

Private Placement of
Series A Convertible
Preferred Stock [5F]     45,000     5          --       --   224,995         --          --          --         --          225,000

270 Shares Issuable
Pursuant to Financing
Penalty [5F]             --        --          --       --      --          253          --          --         --              253

Advertising Credits
Used                     --        --          --       --      --           --          --          --         15,942       15,942

Net [Loss]               --        --          --       --      --           --   (2,881,162)        --         --       (2,881,162)
                         ---------------------------------------------------------------------------------------------------------

  Balance at
  ----------
  December 31, 1998      45,000  $  5  $7,681,278     $769  $224,995 $9,803,770  $(8,801,479)  $(620,908)   (1,378,496)   $(771,344)
  -----------------     ==========================================================================================================

See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         Cumulative
                                                                                         ----------
                                                                                           Amounts
                                                                                           -------
                                                                                            from
                                                                                            ----
                                                                                        July 9, 1992
                                                                                        ------------
                                                                                       [Inception of
                                                                                       -------------
                                                                                         the Current
                                                                                         -----------
                                                                                         Development
                                                                                         -----------
                                                                Years ended               Stage] to
                                                                -----------               ---------
                                                               December 31,             December 31,
                                                               ------------             ------------
                                                           1 9 9 8         1 9 9 7         1 9 9 8
                                                           -----------------------------------------

Operating Activities:
---------------------
  Net [Loss]                                          $  (2,881,162)   $ (3,631,105)   $ (8,801,479)
                                                      -------------    ------------    ------------
  Adjustments to Reconcile Net [Loss] to Net Cash
    [Used for] Operating Activities:
    Decrease [Increase] in Due from Officers                     --              --            (120)
    Depreciation and Amortization                            10,668          13,258          26,539
    Contract Services Paid with Common Stock [5C]           903,900         729,970       2,070,915
    Interest Paid with Common Stock                             253              --         300,253
    Interest Expense - Deferred Finance Costs [15]          216,508              --         216,508
    Grant of Stock Options and Warrants for
      Past Services [11]                                    789,659              --         789,659
    Amortization of Prepaid Advertising Credits              15,942         213,732         229,674
    Loss on Disposal of Property and Equipment                   --          44,072          44,072

  Changes in Assets and Liabilities:
    [Increase] Decrease in:
      Other Current Assets                                       --          (1,000)         (1,000)
      Miscellaneous Receivables                                  --         200,000              --
      Other Assets                                               --             100          20,200
      Security Deposits                                          --          18,149           1,176
      Accounts Receivable                                        --              --           2,998

    Increase [Decrease] in:
      Accounts Payable                                       (3,973)        137,078          97,531
      Accrued Expenses                                      (59,748)      1,584,156       1,562,864
      Accrued Salaries                                      104,504          48,686         153,190
      Accrued Payroll Taxes                                  31,310           6,146          48,006
      Accrued Marketing Fees                                 53,000              --          53,000
      Accrued Legal Fees                                     50,955              --          50,955
                                                             --------------------------------------

    Total Adjustments                                     2,112,978       2,994,347       5,666,420
                                                          -----------------------------------------

  Net Cash - Operating Activities - Forward                (768,184)       (636,758)     (3,135,059)
  -----------------------------------------                --------        --------      ----------

Investing Activities:
---------------------
  Purchase of Fixed Assets                                       --         (39,674)       (118,212)
  Prepaid Research Testing                                       --              --          (7,734)
  Proceeds from Sale of Fixed Assets                             --          21,000          21,000
                                                                 ----------------------------------

  Net Cash - Investing Activities - Forward           $           -    $    (18,674)   $   (104,946)
  -----------------------------------------



See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]


CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                         Cumulative
                                                                                         ----------
                                                                                           Amounts
                                                                                           -------
                                                                                            from
                                                                                            ----
                                                                                        July 9, 1992
                                                                                        ------------
                                                                                       [Inception of
                                                                                       -------------
                                                                                         the Current
                                                                                         -----------
                                                                                         Development
                                                                                         -----------
                                                                Years ended               Stage] to
                                                                -----------               ---------
                                                               December 31,             December 31,
                                                               ------------             ------------
                                                           1 9 9 8         1 9 9 7         1 9 9 8
                                                           -----------------------------------------

  Net Cash - Operating Activities - Forwarded         $    (768,184)   $   (636,758)   $ (3,135,059)
  -------------------------------------------         -------------    ------------    ------------

  Net Cash - Investing Activities - Forwarded                    --         (18,674)       (104,946)
  -------------------------------------------                    ------------------        --------

Financing Activities:
---------------------
  Cash Overdraft                                            (18,804)         18,804              --
  Proceeds from Notes Payable                               390,000              --         775,000
  Proceeds from Issuance of Common Stock
    [5A][5D][5E]                                            154,400         196,528       2,247,304
  Proceeds from Preferred Stock Subscriptions [5F]          225,000              --         225,000
  Loans from Stockholders                                    38,300           3,000          41,300
  Payment on Loans from Stockholders                        (11,500)             --         (11,500)
                                                            -------              ------------------

  Net Cash - Financing Activities                           777,396         218,332       3,277,104
                                                            ---------------------------------------

  Net Increase [Decrease] in Cash                             9,212        (437,100)         37,099
  -------------------------------

Cash - Beginning of Periods                                  13,780         450,880            (327)
---------------------------                                  --------------------------------------

  Cash - End of Periods                               $      22,992    $     13,780    $     36,772
  ---------------------                               =============================================

Supplemental Disclosures of Cash Flow Information:
--------------------------------------------------
  Cash paid during the periods for:
    Interest                                          $          --    $         --    $      9,047
    Income Taxes                                      $          --    $         --    $         --

Supplemental Schedule of Non-Cash Investing and Financing Activities:
---------------------------------------------------------------------

  During 1998, the Company entered into a financing transaction by settling an accrued expense of $1,538,392 with the issuance of 399,081 shares of common stock [See Note 5B].

  During 1998, the Company entered into financing transactions by granting stock warrants in connection with total financing costs of $299,085. The unamortized balance of deferred financing costs at December 31, 1998 amounted to $82,577 [See Note 15].



See Notes to Consolidated Financial Statements.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



[1] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION - In July 1996, IMSCO, Inc. was reincorporated in Delaware as IMSCO Technologies, Inc. The Company filed a Certificate of Incorporation in Delaware incorporating a new wholly-owned subsidiary, IMSCO Technologies, Inc. The Board of Directors of the Company at a meeting held in May 1996 voted, subject to the adoption by the stockholders, to merge into its wholly-owned subsidiary, IMSCO Technologies, Inc., a Delaware corporation. On July 9, 1996, the stockholders of IMSCO, Inc., voted to approve the change of corporate domicile from Massachusetts to Delaware. Therefore, on July 18, 1996, there remained one surviving corporation and the name surviving corporation became IMSCO Technologies, Inc. As of the effective date of the merger, each stockholder of the Company held one share of common stock, par value $.0001 per share, of IMSCO Technologies, Inc. for each one share of common stock, par value $.001 per share, of IMSCO, Inc.
previously held by him.

Imsco Technologies, Inc., a Delaware corporation, is currently a development stage enterprise which has developed a core technology that achieves molecular separation with innovative applications of electrostatics. Until July 7, 1992, the Company was engaged in the sale of an automated luminometer and an accompanying reagent system that measures raw material for microbiological contamination. The Company discontinued operations and liquidated the remaining inventory of reagents on April 16, 1993. Due to a lack of demand for the technology developed, the Company changed its focus and began applying its engineering and medical talents to the development of a separation system. No revenue has been received from current products to date. The technology developed has two prototypes. Tests of the Company's decaffeination technology have successfully removed caffeine from coffee. In addition, The Plasma Pure has been tested and can remove viruses from plasma.

The Company's subsidiaries, Decaf Products, Inc. ["DPI"] and BioElectric Separation and Testing, Inc. ["BEST"] [the subsidiaries] were formed in 1995. DPI was formed to market a unique proprietary technologies to decaffeinate coffee. BEST was founded to create systems to improve human therapy, by developing new diagnostics and improved methods for production and use of drugs, biologics, and extracorporeal devices. As of December 31, 1998, the subsidiaries had minimal activity, did not own any assets and are not liable for any liabilities.

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of the Company and its subsidiaries Decaf Products, Inc. ["DPI"] and BioElectric Separation and Testing, Inc. ["BEST"]. All significant inter-company accounts and transactions have been eliminated in consolidation.

PROPERTY AND EQUIPMENT - Property and equipment are stated at cost. Significant additions or improvements extending asset lives are capitalized; normal maintenance and repair costs are expensed as incurred. Depreciation is provided on the straight-line method over the estimated useful lives of the assets ranging from three to five years.

CASH EQUIVALENTS - The Company considers all highly liquid investments with an original maturity of less than three months to be cash equivalents. At December 31, 1998, the Company had no cash equivalents.

INCOME TAXES - The Company accounts for income taxes under Statement of Financial Accounting Standards ["SFAS"] No. 109, "Accounting for Income Taxes." Under SFAS No. 109, the asset and liability method is used to determine deferred tax assets and liabilities based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #2

[1] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]

EARNINGS [LOSS] PER SHARE - The Financial Accounting Standards Board ["FASB"], has issued Statement of Financial Accounting Standards ["SFAS"] No. 128, "Earning Per Share", which is effective for financial statements issued for periods ending after December 15, 1997. Accordingly, earnings per share data in the financial statements for the year ended December 31, 1997, have been calculated in accordance with SFAS No.
128.

SFAS No. 128 supercedes Accounting Principles Board Opinion No. 15, "Earning Per Share," and replaces its primary earnings per share with a new basic earning per share representing the amount of earnings for the period available to each share of common stock outstanding during the reporting period. SFAS No. 128 also requires a dual presentation of basic and diluted earnings per share on the face of the statement of operations for all companies with complex capital structures. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock.

The computation of diluted earnings per share does not assume conversion, exercise or contingent issuance of securities that would have an antidulutive effect on earnings per share [i.e., increasing earnings per share or reducing loss per share]. The dilutive effect of outstanding options and warrants and their equivalents are reflected in dilutive earnings per share by the application of the treasury stock method which recognizes the use of proceeds that could be obtained upon the exercise of options and warrants in computing diluted earnings per share. It assumes that any proceeds would be used to purchase common stock at the average market price during the period. Options and warrants will have a dilutive effect only when the average market price of the common stock during the period exceeds the exercise price of the options or warrants.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

STOCK OPTIONS AND SIMILAR EQUITY INSTRUMENTS - On January 1, 1996, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards ["SFAS"] No. 123, "Accounting for Stock-Based Compensation," for stock options and similar equity instruments [collectively "Options"] issued to employees and directors, however, the Company will continue to apply the intrinsic value based method of accounting for options issued to employees prescribed by Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees" rather than the fair value based method of accounting prescribed by SFAS No. 123. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

RECLASSIFICATIONS - Certain amounts in the prior year consolidated financial statements have been reclassified to conform to the current year's presentation.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #3

[2] INCOME TAXES

Income taxes have been recorded under SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes reflect the net tax effects of (i) operating loss carryforwards, and (ii) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's net deferred tax asset as of December 31, 1998 is as follows:

Deferred Tax Asset:
  Net Operating Loss Carryforward                              $   3,768,000
  Valuation Allowance for Deferred Tax Asset                       3,768,000
                                                                   ---------

  Net Deferred Tax Asset                                       $          --
  -------------------------------------------------------------=============

The valuation allowance of $3,768,000 at December 31, 1998, represents an increase of $1,152,000 over the preceding year.

The Company has approximately $9,421,000 of net operating losses as of December 31, 1998 which may reduce taxable income and income taxes in future years. The utilization of these losses to reduce future income taxes will depend on generating sufficient taxable income prior to their expiration through the year 2013. In addition, the Internal Revenue Code of 1986 includes provisions which may limit the net operating loss carryforwards available for uses in any given year if certain events occur including significant changes in stock ownership.

The Company has net operating loss carryforwards of approximately $9,421,000 which expire as follows:

    Years ended
    -----------
    December 31,                                    Amount
    ------------------------------------------------------
       2001                                     $    4,000
       2002                                        181,000
       2003                                        233,000
       2004                                         88,000
       2005                                         71,000
       2009                                        863,000
       2010                                        406,000
       2011                                      1,063,000
       2012                                      3,631,000
       2013                                      2,881,000
                                                 ---------

       TOTAL                                    $9,421,000
       -----------------------------------------==========

A reconciliation of the federal statutory income tax rate to the Company's effective income tax rate for the years ended December 31, 1998 and 1997 follows:
                                                     1 9 9 8          1 9 9 7
                                                     ------------------------

Federal Statutory Income Tax Rate                      (34)%           (34)%
Change in Valuation Allowance                           34              34
                                                        ------------------

  Effective Income Tax Rate                             --              --
  ------------------------------------------------------==================

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #4

[3] RELATED PARTY TRANSACTIONS

In August 1996, Hampton Tech Partners, LLC acquired $300,000 in promissory notes from the Company and 150,000 shares of Common Stock for the total consideration of $300,000. On September 20, 1996, the Company entered into a Purchase Agreement with Hampton Tech Partners II, LLC wherein Hampton Tech Partners II, LLC acquired 761,000 shares of Common Stock for $1,004,520 in cash or $1.32 per share. Private placement expenses of $77,400 were incurred during this transaction, reducing net cash proceeds to $927,120. Hampton Partners II received 227,273 shares in repayment of the $300,000 promissory notes with Hampton Tech Partners, LLC and 129, 151 shares in payment of private placement fees. Mr. Scott Robinson, a former director of the Company, is a member of Hampton Tech Partners and Hampton Tech Partners II, LLC. Mr. Robinson's brother, Mr. Jeffrey Robinson is the sole shareholder of Hampton Partners Investments, Inc., the Managing Member of Hampton Tech Partners and Hampton Tech Partners II, LLC.

On September 20, 1996, the Company entered into the Media Purchase Agreement with Proxhill Marketing Ltd., wherein Proxhill Marketing Ltd. agreed to sell $1,500,000 of media credits to the Company in consideration for the Company issuing 1,136,364 shares of Common Stock, representing a price of $1.32 per share. The total cost of such transaction was $1,608,170 including the value of the 127,262 warrants issued by the Company to Proxhill Marketing Ltd [See Note 13]. In connection with the private placement of the Shares of Hampton Tech Partners II, LLC, Hampton Tech Partners and Proxhill Marketing Ltd., First Capital Investments, Inc. a broker-dealer which is a member of the National Association of Securities Dealers, Inc. ["NASD"], received 242,272 Class A Warrants entitling it to acquire Common Stock for the price of $1.45 per share exercisable over a period ending July 31, 2001. For advertising and marketing services rendered to the Company in 1996 and 1997, Proxhill marketing Ltd. Also received 127,262 Class D Warrants, entitling it to acquire Common Stock for the price of $1.32 per share for a period ending July 31, 2001. As of December 31, 1996, the registration statement for the Class A Warrant Common Stock and Class D Warrant Common Stock had not been declared effective.

In 1996, Mr. Sol L. Berg, a former Director and former President of the Company, received 150,000 shares of Common Stock in exchange for shares of common stock in Decaf Products, Inc. ["DPI"] based on a conversion of .60 IMSCO Technologies, Inc. shares for 1.00 Decaf products, Inc. shares. In 1996, Mr. James G. Yurak, a former Director and former President of the DPI subsidiary, received 75,000 shares of Common Stock in exchange for shares of common stock in Decaf Products, Inc. ["DPI"] based on a conversion of .60 IMSCO Technologies, Inc. share for
1.00 Decaf Products, Inc. share. Mr. Yurak received another 75,000 shares of Common Stock in February 1997 upon the one year Anniversary of his employment agreement with DPI. In 1996, Dr. Alan Waldman entered into an understanding that he shall receive 100,000 shares of Common Stock representing payment for services due him under his consulting agreement through December 31,1996, with the shares vesting and being issued on January 1, 1997. In 1996, David E. Fleming, then a member of Epstein, Becker & Green, P.C., which was counsel to the Company, was granted 90,000 shares of the Company's Common Stock in exchange for shares of Common Stock in Decaf Products, Inc. ["DPI"] based on a conversion of .60 IMSCO Technologies, Inc. shares for 1.00 DecafProducts, Inc. shares, which shares will vest on January 1, 1997. In 1996, Mr. Vernon Oberholtzer, a former Director of the Company who resigned in February 1997, received stock options to acquire 10,000 shares for a price of $1.32, exercisable over a period ending December 31, 1999. In 1996, Universal Sales, Inc. ["Universal"], a sales and marketing company of which Mr. Victor Bauer, a former director of the Company, is President and a 50% shareholder, received cash compensation in the amount of $31,500 for services rendered to the Company, including the recruitment of the services of Mr. Abramson for the Company.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #5

[3] RELATED PARTY TRANSACTIONS [CONTINUED]

The balance of $29,800 Due to Stockholders relates to short-term loans to the Company in 1998. The loans are non-interesting bearing and are due on demand. During 1998, the Company received $38,300 in loans from the stockholders and repaid $11,500 of loans.

During 1998, the Company commenced leasing office space on a month-to-month basis from one of the stockholders of the Company. During the year ended December 31, 1998, the Company incurred $3,750 of rent expense under this lease.

[4] RESEARCH AND DEVELOPMENT COSTS

During the years ended December 31, 1998 and 1997, the Company charged $29,900 and $66,251, respectively to research and development expense.

[5] EQUITY TRANSACTIONS

Equity transactions during the year ended December 31, 1998 are as follows:

[A] Common stock issued pursuant to the exercise of stock warrants was as follows:

   Date            Number of Shares     Par Value     Paid-in Capital    Total
   ---------------------------------------------------------------------------

January 8                66,000        $       7        $   59,393    $   59,400
                         =======================================================

[B] Common stock issued in settlement of litigation was as follows:

   Date            Number of Shares     Par Value     Paid-in Capital    Total
   ---------------------------------------------------------------------------

January 13              150,000        $      15        $  591,674    $  591,689
March 30                249,081               24           946,679       946,703
                       ---------------------------------------------------------

  Totals                399,081        $      39        $1,538,353   $ 1,538,392
  ------               =========================================================

The Company will issue another 39,239 shares of common stock to one of the plaintiffs in this settlement upon resolution of plaintiff's tax lien. There will be no effect on total equity upon resolution of this matter. In addition, the settlement also called for the issuance of warrants for 400,000 shares of the Company's common stock [See Note 12].

[C] Common stock issued for services was as follows:

   Date        Number of Shares     Par Value     Paid-in Capital    Total
   -----------------------------------------------------------------------

February 25            125,000        $      13        $  203,111   $   203,124
March 31                48,727                5            66,995        67,000
May 7                  339,184               34           508,742       508,776
August 6               100,000               10           124,990       125,000
                       --------------------------------------------------------

  Totals               612,911        $      62        $  903,838   $   903,900
  ------               ========================================================

[D] Common stock issued in private placement was as follows:

   Date        Number of Shares     Par Value     Paid-in Capital    Total
   -----------------------------------------------------------------------

May 26              70,000        $       7        $   69,993    $   70,000
                    =======================================================

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #6

[5] EQUITY TRANSACTIONS [CONTINUED]

[E] Common stock issued pursuant to the exercise of stock options as follows:

   Date        Number of Shares      Par Value     Paid-in Capital    Total
   ------------------------------------------------------------------------

May 28               16,750        $       2        $   24,998    $   25,000
                     =======================================================

[F] Series A convertible preferred stock issued in private placement as follows:

   Date        Number of Shares      Par Value     Paid-in Capital    Total
   ------------------------------------------------------------------------

August 25            45,000        $       5        $  224,995    $  225,000
                     =======================================================

The Series A convertible preferred stock is convertible at the option of the holder into one share of the Company's common stock for every five shares of convertible preferred stock commencing three months after the date subscribed. A registration statement was to be filed and declared effective by November 30, 1998, registering the common shares available for conversion, or incur a penalty at the rate of 3% per month for the common shares to be registered. At December 31, 1998, the registration statement was not declared effective. Therefore, paid-in capital includes $253 for the obligation to issue 270 shares of the Company's common stock as of December 31, 1998. The registration statement has not become effective as of April 28, 1999 [See Note 16E].

[6] FAIR VALUE OF FINANCIAL INSTRUMENTS

In assessing the fair value of financial instruments, the Company has used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For all financial instruments, including cash, due to stockholders and debt maturing within one year, it was estimated that the carrying amount approximated fair value for these financial instruments because of their short maturities.

[7] COMMITMENTS

LEASES - The Company leases office space under an operating lease which expires in March of 2000. In addition to the minimum rentals, the Company is liable for contingent rentals based on its proportionate share of operating expenses, as defined.

In September 1996, the Company established an office at 950 Third Avenue, New York, New York, consisting of approximately 2,500 square feet of space, with the intention of conducting its sales, marketing and finance related activities. The Company has decided that it will be more efficient and cost effective to run all of its activities from the North Andover office for the near future. The lease at 950 Third Avenue, New York, was for a term of five years at an annual base rental of $32 per square foot. The 950 Third Avenue lease was terminated on July 10, 1997. The Company forfeited its security deposit and paid other fees due to the termination of the lease. Rental expense for the New York lease was $24,367 for the year ended December 31, 1997.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #7


[7] Commitments [Continued]

Leases [Continued] - Minimum annual rentals under non-cancelable operating leases having a term of more than one year are as follows:

Year ending
-----------
December 31,
------------
    1999                                $    15,890
    2000                                      3,973
                                              -----

    Total                               $    19,863
    ------------------------------------===========

Total rental expense was $17,804 and $40,257 for the years ended December 31, 1998 and 1997, respectively.

PREPAID ADVERTISING CREDITs - Under a media Purchase Agreement with Proxhill Marketing Ltd., it contractually agreed to finance $1.5 million of media for the Company's public relations and advertising campaign through Grow Marketing Services ["GROW"], an independent marketing company. In exchange for the Company issuing 1,136,363 shares of its common stock, representing a price of $1.32 per share, the Company acquired the $1.5 million of prepaid, dedicated media credits [the "Media Credits"] and certain media services. The media Purchase Agreement expires at the end of sixty [60] months or upon the depletion of the prepaid media credits.

SALES AGREEMENT - On September 20, 1996, the Company entered into an agreement with NEWCO a privately held corporation based in St. Charles, Missouri for certain institutional manufacturing and marketing of the Decaffeination System. The Company agreed that NEWCO will have the exclusive right to sell the
DECAFFOMATIC to so-called "Office Coffee Supply" ["OCS"] subsection of the institutional coffee-maker market and will be the manufacturer of the DECAFFOMATIC for the institutional marketplace in North American for a period of three years. Under the NEWCO Agreement, NEWCO has also agreed to pay the costs of making final working models, and the cost of creating moulds and related parts for the DECAFFOMATIC device for the institutional coffee-maker marketplace. All of the technology and final commercial model designs of the Decaffeination System will be the property of the Company.

EMPLOYMENT AGREEMENTS - In October 1997, the company entered into employment agreement with three officers of the Company. Such agreements provide for total annual compensation of $385,000. Two of the agreements expire in 1999, the third expires in the year 2000. The agreement with one of the officers in 1998 provides for the granting of 250,000 warrants as amended to purchase the Company's stock at $1.50 per share from $2.00 per share. Compensation expense of $125,000 was recorded for this amendment to the warrants. The options expire May 30, 2003.

[8] GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern and realization of assets and settlement of liabilities and commitments in the normal course of business.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #8

[8] GOING CONCERN [CONTINUED]

As shown in the accompanying financial statements, the Company incurred a net loss of $2,881,162 primarily resulting from no revenues and utilized $768,184 in cash for operations during the year ended December 31, 1998. The significant operating losses as well as the uncertain sources of financing, create an uncertainty about the Company's ability to continue as a going concern. During 1999, the Company has reduced their monthly expenditures from approximately $65,000 to approximately $22,000. Management of the Company has developed a business plan to finance the Company through licensing of its technology and individual patent rights and sell its products to manufacturers. The Company will also seek financing through debt and equity financing [See Note 16B]. Additionally, the Company is negotiating to sell the prepaid advertising credits on an as needed basis at a discount of approximately 50%. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

The continuation of the Company as a going concern is dependent upon the success of these plans.

There can be no assurances that management's plans to reduce operating losses and obtain additional financing to fund operations will be successful. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

[9] DEVELOPMENT STAGE ENTERPRISE

On July 7, 1992, the Company discontinued operations relating to the sale of an automated luminometer. On July 22, 1992, the company and The General Hospital Corporation, doing business as Massachusetts General Hospital, entered a research agreement for $45,100, to perform the research and evaluation using the Company's electro-static filter. The Company is considered a development stage enterprise and it has been devoting substantially all of its efforts to developing, engineering and obtaining patents for new technologies relating to separation technologies for the medical and consumer product sectors. The Company applied for United States Patents covering its decaffeination and Plasma Pure separation technologies in 1993. With a prototype, marketing of this product began in December, 1993. Although no income has been received, letters of interest and royalty agreement negotiations have begun. The cumulative deficit during the development stage is $8,801,226 for the period July 7, 1992 through December 31, 1998.

[10] ADVERTISING

The Company expenses advertising costs as incurred. For the years ended December 31, 1998 and 1997, advertising expense was $92,942 and $223,961, respectively.

[11] STOCK BASED COMPENSATION


On May 21, 1996, the Board of Directors adopted the Employee Incentive Stock Option Program [the "Option Program"], which provides for the issuance of up to the lesser of 24% of the issued and outstanding Common Stock or 1,500,000 shares of Common Stock through the grant of incentive and non-qualified stock options. Stock options will be issued by action of the Board of Directors or its Compensation Committee [the "Administrator"] to key employees of the Company as a long-term incentive. Key employees will be designated by the Administrator in its sole discretion. Stock Options under the Option Program will provide for an exercise price per share determined by the Administrator [but not less than the par value of $.0001], subject to tax requirements in connection with incentive stock options. No payment will be required from participants in connection with grants. The options will be exercisable as specified by the Administrator at the time of grant, although the tax benefits of incentive stock options described below will be unavailable if the option is exercised less than one year after grant. Options will be exercisable for a period determined by the Administrator but not in excess of 10 years after grant.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #9



[11] STOCK BASED COMPENSATION [CONTINUED]

The following table summarizes the activity in common shares subject to options.

                                                        1 9 9 8               1 9 9 7
                                                        -----------------------------
                                                             Weighted               Weighted
                                                             -------------------------------
                                                              Average                Average
                                                              ------------------------------
                                                             Exercise               Exercise
                                                             -------------------------------
                                                  Shares       Price     Shares       Price
                                                  -----------------------------------------

Outstanding - Beginning of Years                  110,000   $     1.45    110,000 $    1.45
Granted or Sold During the Years                  266,750   $     1.50         -- $    --
Canceled During the Years                              --   $     --           -- $    --
Expired During the Years                               --   $     --           -- $    --
Exercised During the Years                        (16,750)  $     1.50         -- $    --
                                                  -------                --------

  Outstanding - End of Years                      360,000   $     1.48    110,000 $    1.45
                                                  ==========             ========

  Exercisable - End of Years                      360,000   $     1.48    110,000 $    1.45
                                                  ==========             ========


The following table summarizes stock options information as of December 31, 1998:

                                               Options Outstanding
                                               -------------------
                                                   Weighted-
                                                   ---------
                                                    Average    Weighted-
                                                    --------------------
                                                   Remaining    Average
                                                   --------------------
                                        Number    Contractual  Exercise
                                        -------------------------------
Exercise Price                        Outstanding    Life        Price
--------------                        --------------------------------
$.90                                     10,000           1.0 $        .90
$1.50                                   350,000           5.3 $       1.50
                                        ----------------------------------

  Totals                                360,000           5.2 $       1.48
  ------                                ==================================

The exercise prices of the options outstanding at December 31, 1998, range between $.90 and $1.50 with a weighted average contractual life of 5.2 years.

The following table summarizes the activity in common shares subject to warrants:

                                                        1 9 9 8               1 9 9 7
                                                        -----------------------------
                                                             Weighted               Weighted
                                                             -------------------------------
                                                              Average                Average
                                                              ------------------------------
                                                             Exercise               Exercise
                                                             -------------------------------
                                                  Shares       Price     Shares       Price
                                                  -----------------------------------------
Outstanding - Beginning of Years                  785,645   $   1.59     485,534 $    1.28
Granted or Sold During the Years                  990,000   $   1.30     300,111 $    2.08
Canceled During the Years                        (250,000)  $   2.00          -- $    --
Expired During the Years                               --   $   --            -- $    --
Exercised During the Years                        (66,000)  $    .90          -- $    --
                                                  -------                --------

  Outstanding - End of Years                    1,459,645   $   1.35     785,645 $    1.59
                                                ============             ========

  Exercisable - End of Years                    1,459,645   $   1.35     785,645 $    1.59
                                                ============             ========

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #10



[11] STOCK BASED COMPENSATION [CONTINUED]

The following table summarizes stock warrants information as of December 31, 1998:

                                                   Weighted-
                                                   ---------
                                                    Average    Weighted-
                                                    --------------------
                                                   Remaining    Average
                                                   --------------------
                                        Number    Contractual  Exercise
                                        -------------------------------
Exercise Prices                       Outstanding    Life        Price
---------------                       --------------------------------

$.90 - $1.00                            440,000           3.8 $        .99
$1.32 to $1.50                          969,534           3.7 $       1.46
$2.50                                    50,111           4.0 $       2.50
                                      ------------------------------------

  Totals                              1,459,645           3.7 $       1.35
  ------                              ====================================

The Company applies Accounting Principles Board Opinion No. 25 ["APB No. 25"], Accounting for Stock Issued to Employees, and related interpretations, for stock options issued to employees in accounting for its stock options plans. For the year ended December 31, 1998, stock compensation of $133,375 was recognized for stock-based employee amounts.

The exercise prices of the warrants outstanding at December 31, 1998 range between $.90 and $2.50 with a weighted average contractual life of 3.7 years.

Had compensation cost been determined on the basis of fair value pursuant to FASB Statement No. 123, net loss and loss per share would have been recorded as follows:

                                                       December 31,
                                                       ------------
                                                   1 9 9 8       1 9 9 7
                                                   ---------------------

Net Loss as Reported                           $  (2,881,162)  $(3,631,105)
                                               =============   ===========

Pro Forma Net Loss                             $  (2,881,162)  $(3,916,105)
                                               =============   ===========

Net Loss Per Share as Reported                 $       (0.39)   $    (0.57)
                                               =============   ===========

Pro Forma Net Loss Per Share                   $       (0.39)   $    (0.62)
                                               =============   ============

The weighted average grant date fair value of options and warrants granted in 1998 and 1997 was $1.34 and $1.14, respectively.

The fair value of each option and warrant granted is estimated on the grant date using an option pricing model which takes into account, as of the grant date, the exercise price and the expected life of the option or warrant, the current price of the underlying stock and its expected volatility, expected dividends on the stock and the risk-free interest rate for the expected term of the option or warrant. The following is the average of the data used for the following items:

                                                       1 9 9 8         1 9 9 7
                                                       -----------------------

Expected Life [Years]                                      5              5
Risk-Free Interest Rate                                    5  %           6 %
Expected Dividends                                        --             --
Expected Volatility                                       76  %          74 %

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #11



[12] LITIGATION

In June 1997, an action was commenced against the Company by Edmund Abramson and by WRA Consulting, Inc. in the Eleventh Judicial Circuit of Dade County, Florida. Abramson alleged breach of contract, claims damages of $1,400,000, plus attorneys fee. WRA alleged breach of contract, failure of the Company to deliver 150,000 registered shares of common stock and 150,000 warrants to purchase common stock to WRA Consulting, Inc. and claims damages in the amount of $800,000, plus attorneys fees. In January 1998, the action was settled by the Company agreeing to issue a total of 438,320 shares of common stock and 400,000 warrants to purchase common stock at $1.32 and $2.00. $1,538,392 was included in accrued expenses at December 31, 1997 [See Note 5B].

On March 5, 1998, an action was commenced against the Company by BPV Enterprises, Inc. doing business as Universal sales in the Supreme Court of the State of New York, County of Suffolk. The plaintiff alleges breach of contract, claiming damages of $337,000 plus attorney's fees. In addition, plaintiff also claims that the Company owes the Enterprise 75,000 shares of the Company's common stock and 75,000 warrants to purchase the Company's common stock for recruitment services that were performed for the Company during 1996. The Company's counsel cannot predict the outcome of this matter although it believes it has meritorious defenses and will vigorously defend the action. Therefore, no accrual has been made at December 31, 1998. However, if such defenses are unsuccessful, it may have a material adverse impact on the results of operations and financial condition of the Company. The chairman of the Company, is a 50% shareholder of the Plaintiff [See Note 3].

On December 24, 1998, a second action was commenced against the Company and the Chairman and Chief Executive Officer of the Company by BPV Enterprises, Inc. doing business as Universal Sales, and Victor Bauer in the Supreme Court of the State of New York, County of Suffolk. The plaintiff alleges breach of contract under a sales and service administration agreement claiming a commission equal to 2.5% of the Company's sales in excess of $5,000,000 per year, and a standard sales commission equal to 2.5% per year of revenues derived from customers obtained by the plaintiff. The plaintiff also alleges the amount of potential lost commissions to be $25,000,000. Additional causes of action, against the Chairman and Chief Executive Officer of the Company include breaches of his roles and duties for the plaintiff and unjust enrichment. The Company's counsel cannot predict the outcome of this matter although it believes it has meritorious defenses and will vigorously defend the action. Therefore, no accrual has been made at December 31, 1998. However, if such defenses are unsuccessful, it may have a material adverse impact on the results of operations and financial condition of the Company.

[13] RESTATEMENT

The Company's statement of stockholders' deficit has been restated to record the effect of the additional cost of media credits obtained from Proxhill Marketing, Ltd. in 1996 [See Note 3]. Such amount was $108,170, and represents the cost of warrants issued to Proxhill Marketing Ltd. The effect of such restatement of the 1996 financials was to increase prepaid advertising credits and additional paid-in capital. Such restatement had no affect on the statement of operations.

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #12



[14]  NEW AUTHORITATIVE ACCOUNTING PRONOUNCEMENTS

The Financial Accounting Standard Board ["FASB"] has issued Statement of Financial Accounting Standards ["SFAS"] No. 133, "Accounting for Derivative
Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and how it its designated, for example, gain or losses related to changes in the fair value of a derivative not designated as a hedging instrument is recognized in earnings in the period of the change, while certain types of hedges may be initially reported as a component of other comprehensive income [outside earnings] until the consummation of the underlying transaction.

SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. Initial application of SFAS No. 133 should be as of the beginning of a fiscal quarter; on that date, hedging relationships must be designated anew and documented pursuant to the provisions of SFAS No. 133. Earlier application of all of the provisions of SFAS No. 133 is encouraged, but it is permitted only as of the beginning of any fiscal quarter. SFAS No. 133 is not to be applied retroactively to financial statements of prior periods. The Company does not currently have any derivative instruments and is not currently engaged in any hedging activities.

[15] NOTES PAYABLE

Notes payable at December 31, 1998 consisted of the following:

Senior secured promissory notes payable,
  due January 31, 1999, including interest
  at 10%, collateralized by all of the assets
  of the Company.                                            $   100,000

Senior secured convertible promissory notes
  payable due January 31, 1999 including
  interest at 10%, collateralized by all of the
  asset of the Company.                                          290,000
                                                             -----------
  Total                                                      $   390,000
                                                             ===========

The holders of the senior secured promissory notes payable of $100,000 received warrants to purchase 100,000 shares of the Company's common stock at $1.00 per share. The Company recorded paid-in capital and deferred finance costs of $80,505 to be amortized over four months. During the year ended December 31, 1998, $60,379 was amortized as interest expense. The warrants expire in September 2003. The notes were paid in 1999.

The senior secured convertible promissory notes payable of $290,000 are convertible into shares of the Company's common stock at any time prior to the due date of the notes. The notes may be converted into shares of the Company's common stock at the rate equal to the lessor of (a) $1.00 per share of common stock, or (b) eighty percent at the average closing "bid" price of the Company's publicly traded common stock for the five trading days immediately preceding the conversion. Additionally, the notes included warrants to purchase 290,000 shares of the Company's common stock at $1.00 per share. The Company recorded paid-in capital and deferred finance costs of $218,580 to be amortized over three and a half months. During the year ended December 31, 1998, $156,129 was amortized as interest expense. The warrants expire in October 2003 [See Note 16D].

IMSCO TECHNOLOGIES, INC. AND SUBSIDIARIES
[A DEVELOPMENT STAGE COMPANY]
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, Sheet #13



[16] SUBSEQUENT EVENT

[A] ISSUANCE OF COMMON STOCK - On January 15, 1999, the Board of Directors of the Company authorized the issuance of 80,000 shares of the Company's common stock to satisfy accrued expenses at December 31, 1998 of $63,000 and for services to be performed January through April 1999 in the amount of $12,000.

[B] FINANCING - On February 9, 1999, the Company completed a private offering of $600,000 of 8% convertible debentures due January 31, 2002 and 120,000 warrants to purchase the Company's common stock at $1.50 per share until January 31, 2002. Interest is payable quarterly in cash or common stock at the option of the Company. The debentures are convertible in $5,000 multiples into shares of the Company's common stock at a conversion price for each share of common stock equal to 75% of the market price at the conversion date, but no more than $1.00 per share. The 25% fair market value adjustment at date of issue will be an additional cost to the Company in the year exercised.

[C] TERMINATION OF OFFICER - On March 22, 1999, the Company terminated the employment contract of the president of the Company, for cause, as he violated the terms of his employment agreement which was to expire in October 1999.

[D] DEFAULTS ON CONVERTIBLE PROMISSORY NOTES - Two of the senior secured convertible promissory notes payable due January 31, 1999 were extended until May 25, 1999 and in consideration of the extension the exercise price of the warrants was decreased to $.40 per share. This will result in a financing cost in 1999 of $21,000. The Company did not pay these notes on May 25, 1999. The Company has not received any notices of default, however, all five of the senior secured convertible promissory notes are deemed to be in default in the total amount of $118,355 plus interest because of failure to receive extension or pay timely.

[E] WAIVER OF PENALTY - On May 26, 1999, the holder of the Series A Convertible Preferred Stock agreed that the penalty for the related registration rights shall apply and accrue up and until April 30, 1999, however, thereafter the penalty for failure to achieve the required registration shall cease.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 24. Indemnification of Directors and Officers. IMSCO Technologies, Inc. (the "Company") is incorporated in Delaware. Under Section 145 of the General Corporation Law of the State of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Article Tenth of the Certificate of Incorporation and Article III of the Bylaws of the Company provide for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. Reference is made to the Certificate of Incorporation of the Company, filed as Exhibit 3.1 hereto.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Article Ninth of the Company's Certificate of Incorporation contains such a provision.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the expenses in connection with this Registration Statement. All of such expenses are estimates, other than the filing fees payable to the Commission and to NASDAQ.


Filing Fee--Securities and Exchange Commission         $    2,500.00
Fees and Expenses of Accountants                            2,500.00
Fees and Expenses of Counsel                               25,000.00
Printing and Engraving Expenses                             2,000.00
Blue Sky Fees and Expenses                                  2,000.00
Transfer Agent fees                                           500.00
Miscellaneous Expenses                                        500.00

                                                       -------------
        Total                                          $   35,000.00


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


     In 1998, the Company sold 225,000 shares of common stock to one accredited investor for the aggregate consideration of $225,000 representing an average price of $1.00 per shares. In 1998, the Company borrowed a total of $390,000 from private lenders secured by our 10% Senior Convertible Notes to ten accredited investors. There is approximately $100,000 of principal amount outstanding under the 10% Senior Convertible Notes, which amount is due in 1999, unless they are earlier converted by their holders into our Common Stock. Additionally, in February 1999, the Company completed a $600,000 8% Convertible Debenture private placement to one accredited investor. The $390,000 of 10% Senior Convertible Notes and the $600,000 Convertible Debentures all were sold as non-public offerings. All of the purchasers in the 1998 and 1999 private placements represented to the Company that they were "accredited investors" as such term is defined in Regulation D promulgated by the Commission pursuant to the Securities Act. To the Company's knowledge, none of these investors, nor any of their affiliates, were, at the time of their investment in the Company, nor currently are, affiliated or associated with FCI, or any other broker-dealer The Company issued all such securities in reliance upon the exemption from the registration requirements of the Securities Act contained in
Section 4(2) thereof.


     On September 20, 1996, the Company sold to Hampton Tech Partners II, LLC ("HTP-II"), 1,136,363 shares of Common Stock for $1.32 per share, which was paid in cash by October 18, 1996. Also, on September 20, 1996, the Company sold an aggregate of 1,136,363 shares of Common Stock to Proxhill Marketing Limited ("PML"), pursuant to a Media Purchase Agreement in exchange for prepaid media credits having an aggregate value of $1.5 million. Both the $1.5 million cash equity placement of the 1,136,363 shares of Common Stock to HTP-II and the $1.5 million media credit purchase and exchange of 1,136,363 shares of Common Stock to PML. Both placements were arranged by First Capital Investments, Inc., a broker-dealer which is a member of the National Association of Securities Dealers, Inc., ("FCI") received a commission in the amount of 10% of the amount received by the Company from the sale of the Common Stock. Additionally, FCI, received a warrant to acquire an amount of shares equal to 10% of the total amount of Common Stock placed by them on behalf of the Company, exercisable for the price of $1.45 per share over a period of five years. In August 1996, the Company sold 150,000 shares of Common Stock at a price of $0.01 per share and a $300,000 in promissory note to Hampton Tech Partners, LLC ("HTP"). In April 1996, the Company sold 10,000 shares of Common Stock to one "accredited investor" in a private placement for the aggregate consideration of $20,000. All four of the purchasers in 1996 represented to the Company that they were "accredited investors" as such term is defined in Regulation D promulgated by the Commission pursuant to the Securities Act. To the Company's knowledge, none of these investors, nor any of their affiliates, were, at the time of their investment in the Company, nor currently are, affiliated or associated with FCI, or any other broker-dealer. The Company issued all such securities in reliance upon the exemption from the registration requirements of the Securities Act contained in Section 4(2) thereof.


ITEM 27.  EXHIBITS.

     The Exhibits listed below are either filed or are deemed to be filed as part of this Report.

    2.0 -- Agreement and Plan of Reorganization dated August 11, 1986 (filed as Exhibit C-1 to Form 8-K, File Number 2-98084-D and incorporated herein by reference).

    3.0 -- Articles of Incorporation and By-Laws (filed as Exhibits 4 and 5 to the Company's Registration Statement on Form S-18, File Number 2- 98084-D and incorporated herein by reference).

    3.1 --   Amended and  Restated  Certificate  of  Incorporation  (filed as
             Exhibit 3.1 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)

    3.2 -- Bylaws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)

    4.1 --   Form of Common  Stock  Certificate  (filed as Exhibit 4.1 to the
             Company's   Registration   Statement  on  Form  SB-2,  File  Number
             333-19707 and incorporated herein by reference.)

    4.2 -- Form of 2003 Common Stock Purchase Warrant (filed as Exhibit 4.2 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)

    4.3 --   Form of Class B Common Stock Purchase  Warrant (filed as Exhibit
             4.3 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)

    4.4 --   Form of Class C Common Stock Purchase  Warrant (filed as Exhibit
             4.4 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)

    4.5 --   Form of Class D Common Stock Purchase  Warrant (filed as Exhibit
             4.51 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)


    5** --   Opinion of Cummings & Lockwood.


    (6)(A)-- Note and Security Agreement dated October 3, 1986 between Company and Naper Bank, N.A. (filed as Exhibit 10(A) to Annual Report on Form 10-K, File Number 2-98084-D and incorporated herein by reference).

    (6)(B)-- Agreement dated October 22, 1986 between Company and LKB Diagnostics, Inc. regarding exclusive right and authority to market, sell and distribute certain LKB products (filed as Exhibit 10(B) to Annual Report on Form 10-K, File Number 2-98084-D and incorporated herein by reference).

    (6)(C)-- Outside Director's Stock Option Plan dated May 21, 1987 (filed as Exhibit (10)(c) to Annual Report on Form 10-K, File Number 2-98084-D and incorporated herein by reference).

    (6)(D)-- Placement   Letter   dated   April  11,  1994   between   D.H.
             Vermogensverwaltungs-und   Beteiligungsgesellschaft   mbH  and  the
             Company.(1)

    (6)(E)-- Promissory  Note dated April 12, 1994 made by the Company to the
             order  of   D.H.Vermogensverwaltungs-und   Beteiligungsgesellschaft
             mbH.(1)

    (6)(F)-- Common Stock Purchase Warrant dated April 12, 1994 issued by the Company to D.H. Vermogensverwaltungs-und Beteiligungsgesellschaft mbH.(1)

    (6)(G)-- Amendment Dated August 29, 1994 to Placement  Letter dated April
             11,     1994     between     D.H.     Vermogensverwaltungs-     und
             Beteiligungsgesellschaft mbH. and the Company.(1)

    (6)(H)-- Consulting Agreement dated July 1, 1992 between IMSCO, Inc. and Waldman Biomedical, Inc., and Addendum thereto Dated July 1, 1994.(1)

    (6)(I)-- Escrowed Common Stock Agreement made as of September 30, l995 between Decaf Products, Inc. and James G. Yurak.(2)

    (6)(J)-- Employment Agreement effective as of January 1, 1996 between Decaf Products, Inc. and James G. Yurak.(2)

    (6)(K)-- License Agreement dated February 23, 1996 between IMSCO, Inc. and Decaf Products.(2)

    10.1. -- Stock Purchase Agreement between the Company and Hampton Tech Partners II, LLC dated September 20, 1996 (Filed on Form 8-K dated October 1, 1996 -- Commission No. 0-24520).

    10.2. -- Media   Purchase   Agreement   between  the  Company  and  Proxhill
             Marketing, Ltd., dated September 20, 1996 (Filed on Form 8-K dated October 1, 1996 -- Commission No. 0-24520).

    10.3. -- Manufacturing and Distribution Agreement between the Company and NEWCO Enterprises, Inc., dated September 20, 1996 (Filed on Form 8-K dated October 1, 1996 -- Commission No. 0-24520).

    10.4. -- Marketing Agreement between the Company and Huhes Edwards & Price, Inc., dated September 20, 1996 (Filed on Form 8-K dated October 1, 1996 -- Commission No. 0- 24520).

    10.5. -- Consulting Agreement between the Company and Edmund Abramson dated August 13, 1996.(3)

    10.6. -- Consulting Agreement between the Company and WRA Consulting, Inc., dated August 13, 1996.(3)

    10.7 -- Agreement between the Company and Universal Sales dated as of September 1, 1996.(3)

    10.8 --  Employment Agreement dated as of October 1, 1997 between Alexander
             T. Hoffmann and the Company.(4)

    10.9 --  Form of 8%  Convertible  Debenture  issued to Amro  International,
             Ltd.(5)

    10.10-- Note and Warrant Purchase Agreement dated February 9, 1999 between the Company and AMRO International, Ltd.(5)

    10.11-- Registration Rights Agreement dated February 9, 1999 between the Company and AMRO International, Ltd.(6)

    11.12-- Warrant dated February 9, 1999 issued by the Company to AMRO International, Ltd.(6)

    11.13-- Selling Agreement between Sands Brothers & Co., Ltd and the Company dated July 31, 1998 (6)

    23   --  Consent of Moore Stephens, P.C.

    23.1**-- Consent of Cummings & Lockwood (Included in Exhibit 5).


**      To be filed by Amendment.

FOOTNOTES

(1) Filed as Exhibits to the Company's Form 10-SB dated July 14, 1994, File Number 0-24520, and incorporated herein by reference.

(2) Filed as Exhibits to the Company's Form 10-KSB for the year ended December 31, 1995, File Number 0-24520, and incorporated by reference herein.

(3) Filed as Exhibits to the Company's Form 10-KSB for the year ended December 31, 1996, File Number 0-24520, and incorporated by reference herein.

(4) Filed as Exhibits to the Company's Form 10-KSB for the year ended December 31, 1997, File Number 0-24520, and incorporated by reference herein.

(5) Filed as Exhibits to the Company's Form 8-K dated February 19, 1999, File Number 0-25420, and incorporated by reference herein.

(6) Filed as Exhibits to the Company's Form 10-KSB for the year ended December 31, 1998, File Number 0-25420, and incorporated by reference herein.



ITEM 28.  UNDERTAKINGS.

The undersigned small business issuer hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

     (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of an offering.

(d) The undersigned small business issuer hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) The undersigned registrant hereby undertakes that:

     (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (ii) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the ___th day of _____ , 1999.

                                            IMSCO Technologies, Inc.


                                            By: /s/ Timothy J. Keating
                                            -----------------------------
                                            Timothy J. Keating
                                            Chairman & Chief Executive Officer

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                                 Title                        Date



/s/ TIMOTHY J. KEATING
-----------------------------     Chairman, Director             August 31, 1999
   Timothy J. Keating             Principal Executive Officer
                                  and Principal Accounting
                                  Officer

/s/ SCOTT SINGER
-----------------------------     Secretary                      August 31, 1999
      Scott Singer


/s/ GARY GRAHAM
-----------------------------     Director                       August 31, 1999
       Gary Graham

                                  EXHIBIT INDEX

Exhibit                                                          Sequentially
Number         Exhibits                                          Numbered Pages
------         --------                                          --------------

    The Exhibits listed below are either filed or are deemed to be filed as part of this Report.

    2.0 -- Agreement and Plan of Reorganization dated August 11, 1986 (filed as Exhibit C-1 to Form 8-K, File Number 2-98084-D and incorporated herein by reference).

    3.0 -- Articles of Incorporation and By-Laws (filed as Exhibits 4 and 5 to the Company's Registration Statement on Form S-18, File Number 2- 98084-D and incorporated herein by reference).

    3.1 --   Amended and  Restated  Certificate  of  Incorporation  (filed as
             Exhibit 3.1 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)

    3.2 -- Bylaws of the Company (filed as Exhibit 3.2 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)

    4.1 --   Form of Common  Stock  Certificate  (filed as Exhibit 4.1 to the
             Company's   Registration   Statement  on  Form  SB-2,  File  Number
             333-19707 and incorporated herein by reference.)

    4.2 -- Form of 2003 Common Stock Purchase Warrant (filed as Exhibit 4.2 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)

    4.3 --   Form of Class B Common Stock Purchase  Warrant (filed as Exhibit
             4.3 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)

    4.4 --   Form of Class C Common Stock Purchase  Warrant (filed as Exhibit
             4.4 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)

    4.5 --   Form of Class D Common Stock Purchase  Warrant (filed as Exhibit
             4.51 to the Company's Registration Statement on Form SB-2, File Number 333-19707 and incorporated herein by reference.)


    5** --   Opinion of Cummings & Lockwood.


    (6)(A)-- Note and Security Agreement dated October 3, 1986 between Company and Naper Bank, N.A. (filed as Exhibit 10(A) to Annual Report on Form 10-K, File Number 2-98084-D and incorporated herein by reference).

    (6)(B)-- Agreement dated October 22, 1986 between Company and LKB Diagnostics, Inc. regarding exclusive right and authority to market, sell and distribute certain LKB products (filed as Exhibit 10(B) to Annual Report on Form 10-K, File Number 2-98084-D and incorporated herein by reference).

    (6)(C)-- Outside Director's Stock Option Plan dated May 21, 1987 (filed as Exhibit (10)(c) to Annual Report on Form 10-K, File Number 2-98084-D and incorporated herein by reference).

    (6)(D)-- Placement   Letter   dated   April  11,  1994   between   D.H.
             Vermogensverwaltungs-und   Beteiligungsgesellschaft   mbH  and  the
             Company.(1)

    (6)(E)-- Promissory  Note dated April 12, 1994 made by the Company to the
             order  of   D.H.Vermogensverwaltungs-und   Beteiligungsgesellschaft
             mbH.(1)

    (6)(F)-- Common Stock Purchase Warrant dated April 12, 1994 issued by the Company to D.H. Vermogensverwaltungs-und Beteiligungsgesellschaft mbH.(1)

    (6)(G)-- Amendment Dated August 29, 1994 to Placement  Letter dated April
             11,     1994     between     D.H.     Vermogensverwaltungs-     und
             Beteiligungsgesellschaft mbH. and the Company.(1)

    (6)(H)-- Consulting Agreement dated July 1, 1992 between IMSCO, Inc. and Waldman Biomedical, Inc., and Addendum thereto Dated July 1, 1994.(1)

    (6)(I)-- Escrowed Common Stock Agreement made as of September 30, l995 between Decaf Products, Inc. and James G. Yurak.(2)

    (6)(J)-- Employment Agreement effective as of January 1, 1996 between Decaf Products, Inc. and James G. Yurak.(2)

    (6)(K)-- License Agreement dated February 23, 1996 between IMSCO, Inc. and Decaf Products.(2)

    10.1. -- Stock Purchase Agreement between the Company and Hampton Tech Partners II, LLC dated September 20, 1996 (Filed on Form 8-K dated October 1, 1996 -- Commission No. 0-24520).

    10.2. -- Media   Purchase   Agreement   between  the  Company  and  Proxhill
             Marketing, Ltd., dated September 20, 1996 (Filed on Form 8-K dated October 1, 1996 -- Commission No. 0-24520).

    10.3. -- Manufacturing and Distribution Agreement between the Company and NEWCO Enterprises, Inc., dated September 20, 1996 (Filed on Form 8-K dated October 1, 1996 -- Commission No. 0-24520).

    10.4. -- Marketing Agreement between the Company and Huhes Edwards & Price, Inc., dated September 20, 1996 (Filed on Form 8-K dated October 1, 1996 -- Commission No. 0- 24520).

    10.5. -- Consulting Agreement between the Company and Edmund Abramson dated August 13, 1996.(3)

    10.6. -- Consulting Agreement between the Company and WRA Consulting, Inc., dated August 13, 1996.(3)

    10.7 -- Agreement between the Company and Universal Sales dated as of September 1, 1996.(3)

    10.8 --  Employment Agreement dated as of October 1, 1997 between Alexander
             T. Hoffmann and the Company.(4)

    10.9 --  Form of 8%  Convertible  Debenture  issued to Amro  International,
             Ltd.(5)

    10.10-- Note and Warrant Purchase Agreement dated February 9, 1999 between the Company and AMRO International, Ltd.(5)

    10.11-- Registration Rights Agreement dated February 9, 1999 between the Company and AMRO International, Ltd.(6)

    11.12-- Warrant dated February 9, 1999 issued by the Company to AMRO International, Ltd.(6)

    11.13-- Selling Agreement between Sands Brothers & Co., Ltd and the Company dated July 31, 1998 (6)

    23   --  Consent of Moore Stephens, P.C.

    23.1**-- Consent of Cummings & Lockwood (Included in Exhibit 5).

    ** To be filed by amendment.

FOOTNOTES

(1) Filed as Exhibits to the Company's Form 10-SB dated July 14, 1994, File Number 0-24520, and incorporated herein by reference.

(2) Filed as Exhibits to the Company's Form 10-KSB for the year ended December 31, 1995, File Number 0-24520, and incorporated by reference herein.

(3) Filed as Exhibits to the Company's Form 10-KSB for the year ended December 31, 1996, File Number 0-24520, and incorporated by reference herein.

(4) Filed as Exhibits to the Company's Form 10-KSB for the year ended December 31, 1997, File Number 0-24520, and incorporated by reference herein.

(5) Filed as Exhibits to the Company's Form 8-K dated February 19, 1999, File Number 0-25420, and incorporated by reference herein.


(6) Filed as Exhibits to the Company's Form 10-KSB for the year ended December 31, 1998. File Number 0-25420, and incorporated by reference herein.